UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

WELLS REAL ESTATE FUND VII, L.P.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)	Date Filed:

November     , 2006

NOTICE OF LIMITED PARTNER PROXY REQUEST

Dear Wells Fund VII Limited Partner:

We need your help with an important matter that will determine the future of Wells Fund VII. We’re requesting your immediate consent to: (1) amend the Partnership Agreement of Wells Fund VII and (2) sell the final two remaining properties (Outparcels) owned by Wells Fund VII1 to an affiliate of the General Partners.

Your individual vote on this matter is very important. If we receive a majority vote from our unaffiliated Limited Partners in favor of these proposals, we can begin the process of selling the Outparcels by year-end and fully liquidating and dissolving Wells Fund VII in the near future. The Limited Partners of the other joint venturers of Fund VI, Fund VII, and Fund VIII Associates must also approve the sale of the Outparcels; they will be sent similar consent solicitations.

We request that you immediately:

•	Carefully review the Consent Solicitation, including the Question and Answer section

•	Vote “yes” to both proposals on the enclosed postage-paid Proxy Card

•	Return the Proxy Card to us as soon as possible. If you abstain from voting or fail to return the enclosed Proxy Card, you will essentially be voting against the proposals. Therefore, it’s important for you to send us your consent as soon as possible. You may revoke your consent at any time prior to the expiration date or until we receive the consents necessary to adopt the two proposals. In no event will the solicitation period expire prior to December , 2006.

The current expiration date for the Consent Solicitation is 5 p.m., EST, on December     , 2006; however, the General Partners may extend this deadline until we receive the consents necessary to adopt the two proposals.

If you need assistance, please contact a Wells Client Services Specialist at 800-557-4830 Monday through Thursday, 8:15 a.m. to 6:30 p.m., or Friday from 8:15 a.m. to 5:30 p.m. (ET). We hope this information is helpful to you, and we thank you for trusting us to handle your real estate investment needs.

Sincerely,

Leo F. Wells III

General Partner

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the proposed transaction, passed upon the merits or fairness of the proposed transaction or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This consent solicitation statement is dated November     , 2006 and is first being mailed to you on or about November     , 2006.

[1]	Owned by Wells Fund VII through its ownership interest in Fund VI, Fund VII, and Fund VIII Associates, a joint venture.

SUMMARY TERM SHEET

The following summary term sheet highlights selected information from this consent solicitation statement (Statement) and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire Statement, its annex and the documents referred to or incorporated by reference in this Statement. In this Statement, the terms “we,” “us,” “our,” or “Wells Fund VII,” refer to Wells Real Estate Fund VII, L.P. Each item in this summary term sheet includes a page reference directing to a more complete description of that item.

•	Proposed Amendments to the Partnership Agreement (pages iii-viii, page 1). The Partnership Agreement of Wells Fund VII (Partnership Agreement) currently prohibits the sale of our properties to our general partners (General Partners) or their affiliates. The General Partners are seeking to amend the Partnership Agreement to permit the sale of the Outparcels (defined below) to the General Partners or their affiliates. If approved by a majority of the outstanding Class A and Class B Units of Wells Fund VII (Units) held by our unaffiliated limited partners (Limited Partners), the proposed amendments would (i) amend the Partnership Agreement to permit the sale of partnership property to the General Partners or their affiliates if such sale is approved by a majority in interest of our Limited Partners, and (ii) allow us to sell the Outparcels (described below) to the Proposed Buyer (described below). If the proposed amendments are not approved by the Limited Partners, we will not be able to sell the Outparcels and liquidate and dissolve Wells Fund VII in the first quarter of 2007 (as summarized below and throughout this Statement.)

•	Ownership of Outparcels (page iii, pages 2-3). The two remaining properties owned by Wells Fund VII consist of two outparcels of land located adjacent to the Tanglewood Commons shopping center in Clemmons, North Carolina (Outparcels). Wells Fund VII owns the Outparcels through Fund VI, Fund VII and Fund VIII Associates (Fund VI-VII-VIII Associates), a joint venture among Wells Fund VII, Wells Real Estate Fund VI, L.P. (Wells Fund VI) and Wells Real Estate Fund VIII, L.P. (Wells Fund VIII). Wells Fund VII owns an approximately 33.40% interest in Fund VI-VII-VIII Associates. Wells Fund VI and Wells Fund VIII are engaging in similar consent solicitations of their limited partners in order to authorize Fund VI-VII-VIII Associates to sell the Outparcels to an affiliate of the General Partners.

•	Benefits to Sale of Outparcels (pages iv-vi, page 6-7). Because the Outparcels represent the last properties in Wells Fund VII, the sale of the Outparcels would permit Wells Fund VII to liquidate and dissolve Wells Fund VII by first quarter of 2007. The General Partners believe the costs associated with the ongoing ownership of the Outparcels and maintaining Wells Fund VII as a public limited partnership outweigh any potential appreciation in value of the Outparcels.

•	Sale of Outparcels to an Affiliate of the General Partners (pages iii-vi, pages 2-7). The General Partners have been unable to consummate the sale of the Outparcels to unaffiliated third-parties over the last year. Wells Management Company, Inc., our property manager and an affiliate of the General Partners, or some other affiliate of the General Partners (Proposed Buyer), has agreed to purchase the Outparcels for $750,000 in cash. This price is higher than our previous best offer to sell the Outparcels ($748,000) and exceeds a recent independent appraisal of the Outparcels ($744,800).

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•	Material Terms of the Sale of the Outparcels (page iv, pages 3-5):

•	Wells Management Company, Inc., an affiliate of our General Partners, or some other affiliate of the General Partners, will be the Proposed Buyer.

•	The sales price for the Outparcels will be $750,000 in cash, subject to proration of real estate taxes and less normal transactional closing costs.

•	The Proposed Buyer has sufficient cash on hand to purchase the Outparcels and does not anticipate it will be required to borrow funds to finance the closing of this transaction.

•	The Proposed Buyer will deposit $25,000 earnest money with an escrow agent.

•	The Proposed Buyer will have until December , 2006 to inspect the property, during which time the Proposed Buyer may terminate the contract for any reason.

•	The sale of the Outparcels will be conditioned upon obtaining consent of a majority vote of the unaffiliated limited partners of Wells Fund VI, Wells Fund VII, and Wells Fund VIII, by December , 2006.

•	If Fund VI-VII-VIII Associates defaults, the earnest money will be returned to the Proposed Buyer.

•	If the Proposed Buyer defaults or fails to perform, it will forfeit the earnest money.

•	Closing will be on or before December 31, 2006, which may be extended by the Proposed Buyer by up to 30 days.

Preliminary Copies

WELLS REAL ESTATE FUND VII, L.P.

6200 The Corners Parkway

Norcross, Georgia 30092-3365

November     , 2006

CONSENT SOLICITATION STATEMENT

TO THE LIMITED PARTNERS OF WELLS REAL ESTATE FUND VII, L.P.

Why We Would Like Your Approval on the Enclosed Consent Solicitation:

As the enclosed Statement explains in greater detail, the General Partners of Wells Fund VII are requesting a “yes” vote on the enclosed Proxy Card for the following two matters:

(1) your approval to amend Sections 13.2 and 13.4 of the Partnership Agreement of Wells Fund VII, and

(2) your approval of the sale of the final two remaining properties owned by Wells Fund VII, the Outparcels, to the Proposed Buyer, as described in this Statement.

The Outparcels are owned by Fund VI-VII-VIII Associates, a joint venture among Wells Fund VI, Wells Fund VII, and Wells Fund VIII. If the Limited Partners approve the amendments to the Partnership Agreement and the sale of the Outparcels, we will be able to sell the Outparcels to the Proposed Buyer as long as the limited partners of Wells Fund VI and Wells Fund VIII also approve the sale of the Outparcels pursuant to similar consent solicitations being made by these partnerships.

The General Partners of Wells Fund VII are Leo F. Wells, III and Wells Partners, L.P.. The Statement is being mailed to you on or about November     , 2006. The time period to vote on these matters shall expire on December     , 2006, unless we receive a sufficient vote to adopt the amendments to the Partnership Agreement and approve the sale of the Outparcels prior to that date, but in no event will this time period expire prior to December     , 2006. The General Partners, however, may extend the period for obtaining consent. The Statement will help clarify how the General Partners desire to sell the Outparcels and begin the liquidation process for Wells Fund VII.

Background: On May 31, 1995, Fund VI-VII-VIII Associates purchased a 14.68-acre tract of real property located in Clemmons, North Carolina. Fund VI-VII-VIII Associates constructed a strip-mall shopping center building containing approximately 67,320 gross square feet on a 9.79-acre tract of land (Tanglewood Commons). The remaining 4.89-acre portion of the property consisted of four outparcels, which were graded and held by Fund VI-VII-VIII Associates for future development or resale.

From 2002-2005, Fund VI-VII-VIII Associates sold the Tanglewood Commons shopping center and two of the four outparcels of land at Tanglewood Commons in two separate transactions. Accordingly, Fund VI-VII-VIII Associates now owns only the two Outparcels, which consist of (i) an approximately 0.9-acre outparcel of land located on Harper Road, near an intersection with I-40 (Outparcel 1), and (ii) an approximately 1.71-acre outparcel of land, which includes an approximately 0.50-acre detention pond for Tanglewood Commons and, accordingly, contains only approximately 1.21 acres of usable land (Outparcel 3).

Following is a summary of the purchase and sale of Tanglewood Commons to date:

Cost of Land Acquisition and Construction of the Tanglewood Commons Shopping Center and 4 Outparcels	Acquisition Date	Disposition Dates	Aggregate Disposition Price	Profit To Date to Fund VI-VII-VIII Associates
$8,700,001	05/31/95	10/07/02 and 04/21/05	$12,110,620	$3,410,619

Opportunity: As the General Partners of Wells Fund VII, we are always looking for opportunities to maximize Wells Fund VII’s returns on investments and to limit the costs associated with ownership of the Wells Fund VII properties. In order to do so, we are proposing that Fund VI-VII-VIII Associates sell the Outparcels to the Proposed Buyer for $750,000, a price which is higher than the last offer price we received for the Outparcels.

Amendment to the Partnership Agreement: Sections 13.2 and 13.4 of the Partnership Agreement of Wells Fund VII currently prohibit the sale of partnership property to the General Partners or their affiliates. We are soliciting your consent to amend the Partnership Agreement to allow for the sale of partnership property to the General Partners or their affiliates if such transaction is approved by a majority vote of the Limited Partners.

Sale of the Outparcels: Following an extensive marketing effort, the Outparcels were recently under contract with an unrelated third party at a sales price of $748,000. Unfortunately, the potential buyer backed out of the transaction leaving us with no other potential buyer for the Outparcels at the current time. The proposed sale of the Outparcels will provide the following benefits to Wells Fund VII:

1.	We will then be in a position to liquidate Wells Fund VII. The Outparcels represent the last remaining real estate assets in Wells Fund VII. This transaction will allow Wells Fund VII to fully conclude its operations in the first quarter 2007 and complete a final liquidating distribution to the Limited Partners.

2.	We can limit the costs associated with keeping Wells Fund VII open. The costs associated with keeping Wells Fund VII open as a public limited partnership and Wells Fund VII’s share of the costs associated with the ongoing ownership of the Outparcels are significant and are estimated to exceed $170,000 per year.

Your individual vote on this matter is very important: A majority vote (more than 50%) of the Units held by Limited Partners in favor of these proposals will allow us the opportunity to act in what we believe is in the best interests of the Limited Partners and to implement a strategy aimed at maximizing returns for Wells Fund VII.

We urge you to carefully review the Statement, including the Question and Answer section, to vote “yes” to both proposals on the enclosed postage-paid Proxy Card, and to return the Proxy Card to us as soon as possible, but in no event later than December     , 2006. Abstentions or failure to return the enclosed Proxy Card will have the same effect as voting against the proposals.

Simultaneously with this solicitation, similar statements are being sent to limited partners of Wells Fund VI and Wells Fund VIII seeking substantially identical approvals from the limited partners of those funds to approve the sale of the Outparcels.

In accordance with applicable Securities and Exchange Commission Rules, we have enclosed (1) a pro forma balance sheet of Wells Fund VII as of June 30, 2006; (2) a pro forma statement of operations of Wells Fund VII for the year ended December 31, 2005; and (3) a pro forma statement of operations of Wells Fund VII for the six months ended June 30, 2006. All of this financial information is unaudited.

The information contained in the Statement is accurate only as of November     , 2006, and the General Partners undertake no obligation to update such information thereafter. Please contact us if you have questions or need further clarification on the Statement.

Questions and Answers About this Consent Solicitation

Please read the entire Statement for more detailed information relating to this consent solicitation.

Q:	Why did you send me this consent solicitation?

A:	This consent solicitation is being sent to all Limited Partners of Wells Fund VII to approve two proposals which require Limited Partner approval.

Q:	What is a consent solicitation?

A:	A consent solicitation is a formal request by one party (in this case the General Partners) to another party (in this case the Limited Partners) for approval to make a material change in operations or other action requiring limited partner consent under a partnership agreement. Consent solicitations are commonly used to amend language in partnership agreements, indentures, covenants, bylaws and other corporate documents. Consent solicitations may be used in lieu of special meetings in order to avoid the time and expense of holding a special meeting.

Q:	What am I voting on in this consent solicitation?

A:	We seek your approval: (1) to amend Sections 13.2 and 13.4 of the Partnership Agreement of Wells Fund VII to allow the General Partners to sell partnership properties to affiliates of the General Partners if such transaction is approved by a majority vote of the Limited Partners, and (2) to approve the sale of the final two remaining properties owned by Wells Fund VII, the Outparcels to the Proposed Buyer.

Q:	Why are the General Partners of Wells Fund VII seeking my consent for these proposals?

A:	The Partnership Agreement of Wells Fund VII specifies that we cannot sell or lease any of our properties to the General Partners or their affiliates. We desire to sell the two remaining properties owned by Wells Fund VII, the Outparcels, to the Proposed Buyer pursuant to the terms described herein. This sale will enable Wells Fund VII to make a liquidating distribution to the Limited Partners and begin the dissolution of the partnership.

Q:	What happens if the General Partners fail to obtain the consent of the Limited Partners to amend the Partnership Agreement and sell the Outparcels?

A:	If the General Partners fail to obtain the consent of the Limited Partners to amend the Partnership Agreement, then we will not be able to sell the Outparcels to the Proposed Buyer. As a result, we would be required to continue to market the Outparcels to unaffiliated third parties. In addition, Wells Fund VII would continue to be subject to its share of real estate taxes and other ongoing costs of owning the land. Wells Fund VII would not be able to liquidate and dissolve and would, thus, continue to be subject to costs associated with operating as a public limited partnership such as tax and audit fees, legal fees, printing, mailing and general/administrative costs.

Q:	What if the Limited Partners approve the amendments to the Partnership Agreement and the sale of the Outparcels, but the limited partners of the other two joint venturers in Fund VI-VII-VIII Associates do not approve the sale?

A:	If either Wells Fund VI or Wells Fund VIII fails to obtain the consent of its limited partners to amend its partnership agreement, or fails to obtain approval of the sale of the Outparcels, then we will not be able to sell the Outparcels to the Proposed Buyer as described herein. As a result, we would be required to continue our efforts to market the Outparcels to unaffiliated third parties.

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Q:	Who is entitled to vote on each proposal and how much consent must be obtained to approve such amendment?

A:	Each Limited Partner of Wells Fund VII of record, as of October 1, 2006, is entitled to one vote for each Unit owned on each proposal. These proposals will be approved and the consent solicitation period will end upon obtaining the consent of Limited Partners owning more than 50% of the outstanding Units in Wells Fund VII, regardless of whether you hold Class A Units or Class B Units. There are currently 2,156,154 Class A Units and 261,719 Class B Units of Wells Fund VII outstanding and eligible to vote on the proposals for a total of 2,417,873 outstanding Units. Therefore, both proposals will be approved and adopted if we receive consent from Limited Partners owning at least 1,208,937 Units for both proposals.

Q:	Are the proposed amendments and sale of the Outparcels fair to the Limited Partners?

A:	The General Partners believe that both the proposed amendments to the Partnership Agreement and the sale of the Outparcels to the Proposed Buyer are fair and in the best interests of the Limited Partners. After an extensive marketing effort, we entered into a contract to sell the Outparcels to an unaffiliated third party at a sales price of $748,000. Although the third party decided not to go forward with the purchase, we believe that this arm’s length negotiated price was fair. In addition, as set forth below, a recent appraisal appraised the value of the Outparcels to be $744,800. The Proposed Buyer, on the other hand, is willing to pay $750,000 in cash for the Outparcels. In light of the fact that the proposed sale price is higher than both what an unaffiliated third party was willing to pay for the Outparcels and a recently obtained appraisal of the Outparcels, and taking into consideration the costs involved with continuing to own and market the Outparcels and keeping Wells Fund VII open as a public limited partnership, the General Partners believe that the sale of the Outparcels to the Proposed Buyer is fair and in the best interests of the Limited Partners.

Q:	What are the effects of the amendments to the Partnership Agreement?

A:	It allows us to sell properties owned by Wells Fund VII to an affiliate of the General Partners as long as the Limited Partners approve such a sale.

Q:	How was the amount of the consideration for the sale determined?

A:	The highest offer we ever received for the Outparcels from an unaffiliated third party was $748,000. Although the third party ultimately decided not to go forward with the purchase, this price for the Outparcels was determined as the result of arm’s length negotiations with an independent third-party buyer and one which we believed to be a fair price for the Outparcels. The Proposed Buyer, on the other hand, is willing to pay $750,000 in cash for the Outparcels, which is higher than our previous best offer.

Q:	Have the Outparcels been appraised?

A:	Yes. An independent appraisal of the Outparcels was prepared by Michael D. Avent & Associates, real estate appraisers, as of September 25, 2006, pursuant to which the market value of the Outparcels was estimated to be $744,800. This estimate of value is not necessarily an accurate reflection of the fair market value of the Outparcels or the net proceeds which would result from a current sale of the Outparcels to an independent third party. The text of the appraisal is attached hereto as Annex A.

Q:	Will my vote make a difference?

A:	Yes. Your vote is needed to ensure that the proposals can be acted upon before the end of 2006. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and will save Wells Fund VII significant additional expenses associated with soliciting Limited Partner votes.

Q:	When do you expect the amendments to the Partnership Agreement and the sale of the Outparcels to be consummated?

A:	If the Limited Partners approve the amendments and the sale, we expect the amendments to the Partnership Agreement to be adopted immediately upon approval so that the sale of the Outparcels can be consummated before the end of 2006.

Q:	How do I consent to the proposed amendments and the sale of the Outparcels?

A:	If you wish to consent to the amendments to the Partnership Agreement and the sale of the Outparcels, you should complete, sign and return the Proxy Card in the enclosed postage-paid return envelope as quickly as possible. Your vote on these matters is very important. Your failure to return the enclosed Proxy Card will have the same effect as a vote against both of the proposals.

Q:	How long do I have to consent?

A:	You are requested to complete, sign and return your Proxy Card as soon as possible; however, in order for your Proxy Card to be accepted, we must receive it no later than December , 2006, unless the General Partners extend the period for obtaining consents, in which case such new expiration date will be the last date on which your Proxy Card will be accepted.

Q:	What is the term of the solicitation period?

A:	The solicitation period will expire on the earlier of the date on which we receive a majority vote of the Limited Partners, or December , 2006, but in no event will the solicitation period expire prior to December , 2006. The solicitation period may be extended by the General Partners.

Q:	May I withdraw or change my consent after I submit it?

A:	Yes, you may withdraw or change your executed Proxy Card at any time prior to the time we receive a majority vote of the Limited Partners by delivering to us a signed and subsequently dated Proxy Card or a written notice stating that your previous consent is revoked or changed. At the end of the solicitation period, all consents previously executed and delivered and not revoked or changed will become irrevocable.

Q:	What happens if I vote against the proposals, but the proposals nevertheless receive the required Limited Partner approval?

A:	Even if you vote against the proposals, if the proposals receive the approval of Limited Partners holding a majority of the outstanding Units, the proposals will be adopted. There are no applicable dissenters’ right of appraisal or other similar rights with respect to this consent solicitation.

Q:	Who is paying for the cost of this consent solicitation?

A:	Wells Fund VII will pay all the costs of soliciting these consents, including legal expenses and printing and mailing costs. In addition to these mailed proxy materials, employees of our affiliates also may solicit proxies in person, by telephone, or by other means of communication. Employees of affiliates will not be paid any additional compensation for soliciting consents. We also may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners. We anticipate that Wells Fund VII’s estimated costs of this solicitation for the items described above will be approximately $34,000.

Q:	Whom should I call or write with questions about the proposed amendments or the sale of the Outparcels?

A:	You may write to our Client Services Department at P.O. Box 2828, Norcross, Georgia 30091-2828, or call us at 1-800-557-4830.

SPECIAL FACTORS

Purpose of Proposed Sale of Outparcels

The purpose of the sale of the Outparcels to the Proposed Buyer is to sell Wells Fund VII’s final two properties so that it can liquidate and dissolve in first quarter 2007.

Alternatives to Proposed Sale of Outparcels

The only alternative to selling the Outparcels to the Proposed Buyer is to continue to market the Outparcels to unaffiliated third-party purchasers. As discussed more fully below, previous marketing efforts were made in attempt to sell the Outparcels to an unaffiliated third party. In July 2006, Fund VI-VII-VIII Associates entered into an agreement to sell the Outparcels to an unaffiliated third party for $748,000. However, the buyer terminated the agreement prior to consummating the sale. Based on several factors, including without limitation, the continued costs of owning the Outparcels and maintaining Wells Fund VII as a public limited partnership, lack of success in consummating the sale of the Outparcels to an unaffiliated third party, and relatively modest expectations for significant appreciation of the Outparcels in the immediate future, the General Partners have rejected this alternative and believe it is in the best interests of the Limited Partners to sell the Outparcels to the Proposed Buyer.

Reasons for Proposed Sale of Outparcels

In light of the difficulties the General Partners have encountered in trying sell the Outparcels to an unaffiliated third party, the expenses and costs associated with marketing the Outparcels and maintaining Wells Fund VII as a public limited partnership, the General Partners believe that selling the Outparcels to the Proposed Buyer is a superior strategy and in the best interests of the Limited Partners. As soon as Wells Fund VII sells the Outparcels it can make final liquidating distributions, including the net proceeds from the sale of the Outparcels, to the Limited Partners and subsequently dissolve Wells Fund VII. In light of the continuous costs and expenses associated with the operation of Wells Fund VII as a public limited partnership, which are estimated to exceed $170,000 per year, the General Partners believe that it is in the best interests of the Limited Partners to sell the Outparcels as soon as practicable and make liquidating distributions to the Limited Partners in the first quarter of 2007 to avoid any additional costs and expenses that could reduce future distributions to the Limited Partners.

Effects of Proposed Sale of Outparcels

Once the sale of the Outparcels is completed, the costs associated with owning real property, including general administrative costs and real estate taxes will cease. After the sale of the Outparcels, the Limited Partners will be able to receive a liquidating distribution and will instead have liquid funds instead of an illiquid investment in a public limited partnership.

The sale of the Outparcels to the Proposed Buyer will have tax consequences on the Limited Partners. The aggregate amount of taxable gain resulting from the recommended sale of the Outparcels would be equal to the excess of the amount realized by Fund VI-VII-VIII Associates from the transaction ($750,000), over Fund VI-VII-VIII Associates’ costs basis in the Outparcels ($646,703). This aggregate taxable gain would then be allocated approximately one-third each to Wells Fund VI, Wells Fund VII and Wells Fund VIII resulting in taxable gain to the Limited Partners of Wells Fund VII of less than $0.01 per Unit. Upon consummation of the sale of the Outparcels, the General Partners believe that approximately $251,000, minus closing costs and estimated dissolution costs, will be distributed to the Limited Partners.

Assuming the Outparcels appreciate after the sale by Wells Fund VII, and the Proposed Buyer is able to sell the Outparcels for a profit in the future, the General Partners would benefit from the consummation of the proposed sale, as discussed in more detail on pages 6 and 7 below.

Fairness of Proposed Sale of Outparcels

Fairness and Factors Considered in Determining Fairness

The General Partners believe that both the proposed amendments to the Partnership Agreement and the sale of the Outparcels to the Proposed Buyer are fair and in the best interests of the Limited Partners based on the various factors described in this section. After an extensive marketing effort, we entered into an agreement to sell the Outparcels to an unaffiliated third party at a sales price of $748,000. Although the third party decided not to go forward with the purchase, we believe that this price, which was negotiated at arm’s length, was fair. In addition, as set forth below, a recent independent appraisal of the Outparcels was prepared by Michael D. Avent & Associates (MDA), an independent third party, as of September 25, 2006, pursuant to which the market value of the Outparcels was estimated to be $744,800. The appraisal considered historical market prices, current market prices, and the previous unaffiliated third party offer. The full text of the appraisal, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex A. Limited Partners of Wells Fund VII are encouraged to carefully read this appraisal in its entirety. The Proposed Buyer is willing to pay $750,000 in cash for the Outparcels, which exceeds the price of both the previous best offer and the appraised value.

Furthermore, in addition to the fees and administrative expenses that Wells Fund VII incurs as a result of its continued ownership interest in the Outparcels, Wells Fund VII is incurring significant administrative and accounting expenses relating to the preparation and filing of periodic reports with the Securities and Exchange Commission (SEC), particularly in light of the additional requirements imposed by the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated by the SEC thereunder, and administrative and accounting expenses relating the preparation of tax returns and general audit costs.

Although the General Partners did not make any determinations related to the net book value or other methods of valuation, in light of the fact that the proposed sale price is higher than both what an unaffiliated third party was willing to pay for the Outparcels and a recently obtained independent appraisal of the Outparcels, and taking into consideration the fees and costs involved with continuing to own and market the Outparcels and keeping Wells Fund VII open as a public limited partnership, the General Partners believe that the sale of the Outparcels to the Proposed Buyer is fair and in the best interests of the Limited Partners.

Approval of Limited Partners

The proposed sale of the Outparcels to the Proposed Buyer and the proposed amendments to the Partnership Agreement, a necessary condition to the proposed sale, require the approval of at least a majority of the outstanding Units held by Limited Partners.

Unaffiliated Representative

No report concerning the fairness of this transaction has been prepared. The only unaffiliated representative consulted on behalf of Wells Fund VII was MDA, which prepared an appraisal of the Outparcels.

Approval of General Partners

The General Partners, who are not employees of Wells Fund VII, have approved the amendments to the Partnership Agreement and the sale of the Outparcels to the Proposed Buyer.

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Other offers

The Outparcels were originally part of a larger tract of real property that was purchased, and developed by Fund VI-VII-VIII Associates. The development consisted primarily of Tanglewood Commons, a strip-mall shopping center, that Fund VI-VII-VIII Associates sold to an unrelated third party, Lat Purser & Associates (Lat Purser). In July 2005, Lat Purser gave us a range of prices from $5.50 per square foot to $7.00 per square foot for the Outparcels. This price range was unacceptable and we rejected it. After unsuccessfully listing the Outparcels with a commercial realtor, we once again entered into negotiations with Lat Purser. In July 2006, we entered into a formal contract for the sale of the Outparcels for the price of $748,000. Lat Purser subsequently terminated the contract for reasons unrelated to the Outparcels.

Appraisal

Selection and Qualifications of Independent Appraiser

Fund VI-VII-VIII Associates retained the services of MDA, an independent third party, to appraise the market value of the Outparcels. MDA is an experienced independent valuation consulting firm located in Winston Salem, North Carolina. MDA had previously completed valuation work on one of the other outparcels at Tanglewood Commons in conjunction with the condemnation proceedings discussed on page 2. MDA has over 40 years of appraisal experience and holds the MAI and SRA appraisal designations. MDA also has experience in property types similar to the Outparcels. At the time of the original engagement, MDA provided a competitive fee quote and was able to complete the appraisal in the required time frame. Fund VI-VII-VIII Associates selected MDA based on these qualifications.

Factors Considered

MDA performed a complete appraisal of the Outparcels. MDA represented that its report was prepared in conformity with the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. Fund VI-VII-VIII Associates furnished MDA with all of the necessary information requested by it in connection with the appraisal and represented to MDA that the information was true, correct and complete in all material respects. No limitations were imposed on MDA by Fund VI-VII-VIII Associates or any of its affiliates. In preparing its valuation of the Outparcels, MDA, among other things:

•	Inspected the Outparcels;

•	Considered relevant County and City data regarding taxes, zoning requirements, flood zone information, transportation infrastructure, and other economic impacting events; and

•	Reviewed other relevant financial and market information.

Summary of Approach and Methodologies Employed

The following summary describes the approach and analysis employed by MDA in preparing the appraisal and is only a summary. Please refer to the full text of the appraisal attached hereto as Annex A for more details. MDA relied on one approach to valuation, the sales comparison approach. Because the Outparcels consist of vacant land, MDA determined that the sales comparison approach was the only applicable approach.

Using the sales comparison approach technique, MDA reached a determination of the value of the Outparcels by comparing the Outparcels to similar, nearby properties that have recently been sold. Essentially, the procedure entailed gathering information regarding bona fide, recent arm’s length sales of comparable properties and comparing the most important characteristics of the sales to the Outparcels.

Adjustments were then made to the comparable properties for differences such as terms of financing, date of sale, location and physical characteristics of the properties. The reliability of this approach depends upon availability of comparable sales data, verification of the sales data, the degree of comparability and extent of adjustment necessary for differences and the absence of non-typical conditions affecting the sales price.

Summary of Independent Appraisal of the Outparcels

Per the request of Fund VI-VII-VIII Associates, the Outparcels were appraised as being sold together to one purchaser in a single transaction. The summary set forth below describes the material conclusions reached by MDA based on the values determined under the sales comparison approach and subject to the assumptions and limitations described below. As appraised by MDA, the estimated aggregate market value of the Outparcels is $744,800.

The following is a Summary of the Appraisal of the Outparcels dated September 25, 2006:

MDA examined and analyzed the sales of four outparcel type properties in the competitive market. The sales of these comparable outparcels reflected unadjusted sales prices ranging from $7.21 per square foot to $13.25 per square foot. Although the Outparcels are to be sold together, in applying the sales comparison approach, MDA compared each of the Outparcels with each of the sales separately in order to account for differences in location, size, and topography that differentiate the Outparcels. Similarly, according to MDA’s report, a few of the sales required minor adjustments for location, topography, size and frontage. After applying such adjustments, MDA estimated the adjusted sales prices of these comparable outparcels to range between $8.66 per square foot and $10.19 per square foot. Then, MDA applied an estimated value of $9.80 per square foot to the total usable square footage of the Outparcels and determined a preliminary value of $876,250 for the Outparcels (prior to adjustments for a bulk sale and delay in construction of the interchange). MDA then adjusted this preliminary value downward by 15% to account for (i) a bulk sale of the Outparcels, and (ii) an estimated two year delay to complete the interchange. Based on all such adjustments and indicators exhibited by the sales data, MDA estimated a value of $744,800 for the Outparcels, or $8.33 per square foot. The foregoing is merely a summary of the MDA appraisal of the Outparcels. Please refer to the full text of the appraisal attached hereto as Annex A for more details.

Assumptions, Limitations and Qualifications of MDA’s Valuation

In preparing the appraisal, MDA relied, without independent verification, on the accuracy and completeness of all information supplied or otherwise made available to it by or on behalf of Fund VI-VII-VIII Associates. In arriving at the appraisal, MDA assumed: that all information known to Fund VI-VII-VIII Associates and relative to the valuation had been accurately furnished and that there were no undisclosed leases, agreements, liens or other encumbrances affecting the use of the Outparcels; that ownership and management are competent and in responsible hands; no responsibility beyond reasonableness for matters of a legal nature, whether existing or pending; and information furnished or prepared by others was reliable.

Compensation of Appraiser

MDA’s fee for the appraisal was approximately $3,000, of which approximately $1,000 will be paid by Wells Fund VII. In addition to the appraisal performed in connection with the Outparcels, during the prior two years, MDA has been paid approximately $2,500 for appraisal services by Fund VI-VII-VIII Associates and its affiliates. Except as set forth above, during the prior two years, no material relationship has existed between MDA and Wells Fund VII or any of its affiliates.

Availability of Appraisal Reports

The text of the appraisal is attached hereto as Annex A. The full appraisal with all exhibits will be made available for inspection and copying at the principal executive offices of Wells Fund VII during its regular business hours by any interested Limited Partner or representative who has been so designated in writing. Although MDA authorized Fund VI-VII-VIII Associates to use its appraisal as part of this Statement, the appraisal states that it is only for the benefit of, and may only be relied upon by, Fund VI-VII-VIII Associates, as the owner of the Outparcels.

Fairness of Consideration

The consideration for the sale of the Outparcels was determined through negotiations between the Proposed Buyer and Fund VI-VII-VIII Associates, taking into consideration the previous offer for the Outparcels by Lat Purser and the estimated value of the Outparcels in the appraisal prepared by MDA.

Proposal 1: Amendments to the Partnership Agreement

Explanation of Proposed Amendments to the Partnership Agreement

We are seeking to amend Sections 13.2 and 13.4 of the Partnership Agreement to allow for the sale of properties to the General Partners and their affiliates, as long as the Limited Partners approve the sale by majority vote.

Text of Proposed Amendments to the Partnership Agreement

Sections 13.2 and 13.4 of the Partnership Agreement currently provide as follows:

“13.2 Sales and Leases to the General Partners. The Partnership shall not sell or lease any Partnership Property to the General Partners or their Affiliates.”

“13.4 Dealings with Related Persons. Except as permitted by Sections 11.3(i) and 13.1 hereof, the Partnership shall not acquire property from or sell property to any Person in whom any of the General Partners or any of their Affiliates have an interest.”

The General Partners are recommending a proposed amendment to the Partnership Agreement to delete the current versions of Section 13.2 and Section 13.4 of the Partnership Agreement and to replace them in their entirety to read as follows:

“13.2 Sales and Leases to the General Partners. The Partnership shall not sell or lease any Partnership Property to the General Partners or their Affiliates, unless such sale or lease of Partnership Property is approved by a Majority Vote of the Limited Partners.”

“13.4 Dealings with Related Persons. Except as may be permitted by Sections 11.3(i), 13.1 or 13.2 hereof, the Partnership shall not acquire property from or sell property to any Person in whom any of the General Partners or any of their Affiliates have an interest.”

Effect of Approval of the Proposed Amendments to the Partnership Agreement

If the amendments are approved, we will be able to sell properties to the General Partners or their affiliates if we receive approval of the transaction by majority vote of the unaffiliated Limited Partners.

Effect of Failure to Approve the Proposed Amendments to the Partnership Agreement

If the General Partners fail to obtain the consent of the Limited Partners to amend the Partnership Agreement, then we will not be able to sell the Outparcels to the Proposed Buyer. As a result, we would be required to continue to market the Outparcels to unaffiliated third parties. In addition, we would continue to be subject to real estate taxes and other ongoing costs of owning the land. Wells Fund VII would not be able to liquidate and dissolve and would, thus, continue to be subject to costs associated with operating as a public partnership such as tax and audit fees, legal fees, printing, mailing, and general/administrative costs until such time as we are able to find another buyer for the Outparcels.

Recommendation of the General Partners with Respect to the Proposed Amendments to the Partnership Agreement

The General Partners recommend that the Limited Partners vote in favor of the amendments to the Partnership Agreement proposed in this Statement.

Proposal 2: Approval of Sale of Outparcels to an Affiliate of the General Partners

History of the Outparcels

On May 31, 1995, Fund VI-VII-VIII Associates, a joint venture among Wells Fund VI, Wells Fund VII and Wells Fund VIII purchased a 14.68-acre tract of real property located in Clemmons (Winston -Salem), North Carolina. Fund VI-VII-VIII Associates constructed a strip-mall shopping center building containing approximately 67,320 gross square feet on a 9.79-acre tract of land. The remaining 4.89-acre portion of the property consisted of four outparcels, which were graded and held by Fund VI-VII-VIII Associates for future development or resale. The total investment in the property, including the land acquisition price and all constructions costs, was approximately $8,700,001.

On October 7, 2002, Fund VI-VII-VIII Associates sold one of the outparcels of land at Tanglewood Commons to an unrelated third party for a gross sale price of $558,570, or approximately $10.00 per square foot of land area.

On April 21, 2005, Fund VI-VII-VIII Associates sold the Tanglewood Commons shopping center and one outparcel of land to an unrelated third party, Lat Purser, for a gross sale price of $11,500,000.

On October 12, 2005, a portion (0.066 acre) of one of the remaining outparcels of land owned by Fund VI-VII-VIII Associates was condemned by the North Carolina Department of Transportation to expand the I-40/Harper Road interchange. This condemnation resulted in a payment of $52,050 to Fund VI-VII-VIII Associates.

As a result, this left Fund VI-VII-VIII Associates owning only the two Outparcels, one containing approximately 0.9 acres of land located on Harper Road, near its intersection with I-40, and the second containing approximately 1.71 acres of land, which includes an approximately 0.50-acre detention pond and, accordingly, contains only approximately 1.21 acres of usable land.

The Outparcels are located off Harper Road close to I-40. When the property containing Tanglewood Commons and the Outparcels was originally purchased, the interchange on I-40 at Harper Road consisted of only one exit ramp and one entrance ramp, as opposed to one of each for each direction, so that a traveler on I-40 could exit onto Harper Road if heading west, but could not exit if heading east on I-40. Conversely, a traveler on Harper Road could only enter I-40 heading east, but could not enter I-40 heading west. Without a full diamond interchange, access to or from I-40 is limited. When we bought the property in 1995, we had been told by the North Carolina Department of Transportation that a full diamond interchange would be completed within a couple of years. We have now owned the property for more than 10 years, however, and the interchange is not completed. In August 2006, the North Carolina Department of Transportation finally began construction of a full diamond interchange at the intersection of I-40 and Harper Road, which is currently scheduled for completion in late 2008.

Previous Marketing Efforts for the Outparcels

Originally, in connection with the sale of Tanglewood Commons to Lat Purser in April 2005, we offered to sell Lat Purser the Outparcels, as well. At that time, they indicated to us that they were not interested in purchasing the Outparcels.

In July 2005, Lat Purser gave us a range of prices from $5.50 per square foot to $7.00 per square foot for the Outparcels with potential closing dates ranging from 2005 to the end of 2006.

Since these prices were not acceptable to us, we listed the Outparcels with Coldwell Banker Commercial (CB) in August 2005, and set an initial asking price of $12 per square foot for the Outparcels.

CB placed signs on the property and broadcasted the property information to the region’s commercial realtors. In addition, they called several clients to whom they had sold other outparcels in the past, and showed the Outparcels to several potential buyers, including restaurants. The response from potential buyers was uniformly negative, due to the secondary nature of the commercial corridor, the uncertainty of the diamond interchange, and the lack of visibility from the interstate. CB was unable to deliver us a single offer for the Outparcels.

In the spring of 2006, we again contacted Lat Purser, and after several weeks of negotiations, we agreed to a price of $748,000 as a reasonable value for the Outparcels under the circumstances.

On July 7, 2006, we entered into a formal Purchase and Sale Agreement with Lat Purser to sell the Outparcels for $748,000. This contract provided for a closing date by end of August 2006. Unfortunately, on August 9, 2006, Lat Purser terminated the contract. At the time, Lat Purser advised us that their reasons for terminating the contract were internally related, and had nothing to do with the Outparcels themselves.

In August 2006, the North Carolina Department of Transportation finally began construction of a full diamond interchange at the intersection of I-40 and Harper Road, which is currently scheduled to be finished in late 2008, and which will provide substantially greater access to and from the interstate highway. In addition, we have been advised that Lat Purser intends to expand the inline shops at Tanglewood Commons by about 11,000 square feet. Either or both of these events could result in significant appreciation in the value of the Outparcels.

Details of the Outparcels and the Material Terms of the Proposed Sale

Acquisition	Date: 05/31/1995

Allocated Cost Basis of the Outparcels: $646,703

Profit to Date on Prior Property Dispositions:

Aggregate Disposition Price from the sale of Tanglewood Commons and 2 outparcels:	$12,110,620
Less: Original Acquisition and Construction Costs of the Tanglewood Commons Shopping Center and the 4 outparcels:	$(8,700,001)

Total profit to date on prior property dispositions:	$3,410,619

We propose that Fund VI-VII-VIII Associates sell the Outparcels to the Proposed Buyer for $750,000 in cash. Lat Purser recently offered us $748,000 for the Outparcels. In addition, as described elsewhere in this Statement, we recently obtained an appraisal of $744,800 for the Outparcels. This proposed sales price of $750,000 is higher than both the last price offered for the Outparcels and the recently obtained appraised value of the Outparcels. In addition, we have not received any other offers for the Outparcels in more than 12 months.

Ownership:

Fund VI-VII-VIII Associates is the owner of the Outparcels. Wells Fund VII owns an approximately 33.40% interest in Fund VI-VII-VIII Associates.

Parcel Sizes/Locations:

Outparcel 1 is approximately 0.9 acres (39,353 square feet) and is located at the corner of Harper Road and Lasater Road, near the I-40 interchange.

Outparcel 3 is approximately 1.71 acres, which includes an approximately 0.50-acre detention pond and, accordingly, contains only approximately 1.21 acres of usable land (approximately 50,000 square feet of usable land), and is located along Clemmons Road in front of Tanglewood Commons.

Legal Descriptions:

“OutParcel 1“ as shown on the plat entitled “Final Plat Tanglewood Commons Shopping Center“ recorded at Plat Book 45, Page 36, Forsyth County Registry, reference to which is hereby made for a more particular description; together with and subject to the easements, covenants, conditions and restrictions set forth in that certain Declaration of Easements, Covenants, Conditions and Restrictions recorded at 2286, Page 1757, Forsyth County Registry.

“OutParcel 3“ as shown on the plat entitled “Final Plat Tanglewood Commons Shopping Center“ recorded at Plat Book 45, Page 36, Forsyth County Registry, reference to which is hereby made for a more particular description; together with and subject to the easements, covenants, conditions and restrictions set forth in that certain Declaration of Easements, Covenants, Conditions and Restrictions recorded at 2286, Page 1757, Forsyth County Registry.

Site Plan:

The diagram below provides an illustration of the location of the Outparcels, along with the intersecting roads.

LASATER ROAD
Outparcel 4
0.94 acres
SOLD
Outparcel 1
0.90 acres
Shopping
Center Parcel
SOLD
Shopping
Center Parcel
SOLD
HARPER ROAD
Outparcel 2
1.28 acres
SOLD
CLEMMONS ROAD
Outparcel 3
(0.50 acres –
detention pond)

Other Material Terms of the Sale of the Outparcels

The contract sales price will be $750,000. The sale of the Outparcels will be conditioned upon obtaining the consent of a majority vote of the limited partners of Wells Fund VI, Wells Fund VII and Wells Fund VIII by December 22, 2006. The Proposed Buyer will deposit $25,000 in earnest money with an escrow agent until the sale is consummated. The Proposed Buyer will have until December     , 2006 to inspect the property, during which time the Proposed Buyer may terminate the contract for any reason. If Fund VI-VII-VIII Associates defaults, the earnest money will be returned to the Proposed Buyer; however, if the Proposed Buyer defaults or fails to perform, it will forfeit the earnest money. The contract for the sale of the Outparcels will provide that the closing will occur on or before December 31, 2006, which date may be extended by the Proposed Buyer by up to 30 days, as long as a majority in interest of the limited partners of Wells Fund VI, Wells Fund VII and Wells Fund VIII have approved the transaction by December     , 2006.

Description of the Appraisal

An independent appraisal of the Outparcels was prepared by MDA, real estate appraisers, as of September 25, 2006, pursuant to which the market value of the Outparcels was estimated to be $744,800. This estimate of value is not necessarily an accurate reflection of the fair market value of the Outparcels or the net proceeds which would result from a current sale of the Outparcels to an independent third party. Please refer to the full text of the appraisal attached hereto as Annex A for more details.

Ownership of Wells Management Company, Inc

Wells Management Company, Inc. (Wells Management) is wholly-owned by Wells Real Estate Funds, Inc., which is wholly-owned by Leo F. Wells, III, one of our General Partners. Leo F. Wells, III is the president, treasurer, and sole director of Wells Management. Wells Management is the property manager for Wells Fund VII, fourteen other public partnerships, and two affiliated public REITs sponsored by Wells Real Estate Funds, Inc.

Fees Paid to Wells Management

The following table shows all fees and administrative expense reimbursements paid to Wells Management and its affiliates by Wells Fund VI, Wells Fund VII and Wells Fund VIII either directly or through interests in joint ventures, during the last two fiscal years and an estimate of these amounts for 2006.

Wells Public Program	2004	2005	Estimated for 2006
Wells Fund VI	$196,621	$135,809	$114,763
Wells Fund VII	$231,284	$152,119	$120,219
Wells Fund VIII	$330,993	$250,386	$285,391

Regulatory Approvals

There are no federal or state regulatory approvals or requirements necessary to consummate the sale of the Outparcels to the Proposed Buyer.

Benefits to the Limited Partners by Approving the Sale of the Outparcels

1.	We will then be in a position to liquidate Wells Fund VII. The Outparcels represent the last remaining real estate assets in Wells Fund VII. This transaction will allow Wells Fund VII to fully conclude its operations in the first quarter of 2007 and complete the liquidating distribution to the Limited Partners.

2.	The costs to keep the Outparcels and Wells Fund VII open are extensive. The costs associated with keeping Wells Fund VII open as a public limited partnership and Wells Fund VII’s share of the costs associated with the ongoing ownership of the Outparcels are significant and are estimated to exceed $170,000 per year, which include estimated costs of approximately $70,000 for legal and accounting fees, approximately $60,000 for administrative and operating costs and reimbursements, and approximately $40,000 for printing and mailing costs.

3.	Costs outweigh potential appreciation in value. While the Outparcels may appreciate in value over time resulting in a potential profit to the Proposed Buyer, the General Partners believe that any such potential appreciation would be more than offset by the costs associated with continuing to own the Outparcels and keeping Wells Fund VII open.

Effect of Approval of the Sale of the Outparcels

If the sale of the Outparcels is approved by a majority vote of our unaffiliated Limited Partners, we will be able to sell the Outparcels under the terms described herein as long as a majority in interest of the limited partners in Wells Fund VI and Wells Fund VIII also approve the sale of the Outparcels. Once the sale is consummated, we can begin liquidating and dissolving Wells Fund VII.

Distributions and Tax Consequences for Limited Partners resulting from the Sale of the Outparcels

The aggregate amount of taxable gain resulting from the recommended sale of the Outparcels would be equal to the excess of the amount realized by Fund VI-VII-VIII Associates from the transaction ($750,000), over Fund VI-VII-VIII Associates’ costs basis in the Outparcels ($646,703). This aggregate taxable gain would then be allocated approximately one-third each to Wells Fund VI, Wells Fund VII and Wells Fund VIII resulting in taxable gain to the Limited Partners of Wells Fund VII of less than $0.01 per Unit. Upon consummation of the sale of the Outparcels, the General Partners believe that approximately $251,000, minus closing costs and estimated dissolution costs, will be distributed to the Limited Partners.

Effect of Failure to Approve the Sale of the Outparcels

If the General Partners fail to obtain the consent of the Limited Partners to sell the Outparcels to the Proposed Buyer, we would be required to continue to market the Outparcels to unaffiliated third parties.

Recommendation of the General Partners with Respect to the Proposed Sale of the Outparcels

The General Partners recommend that the Limited Partners vote in favor of the sale of the Outparcels to the Proposed Buyer. Assuming that the Limited Partners approve the proposed amendments to the Partnership Agreement and sale of the Outparcels to the Proposed Buyer, and that the limited partners of Wells Fund VI and Wells Fund VIII also approve the transaction, the General Partners intend to make final liquidating distributions, including the net proceeds from the sale of the Outparcels, to the Limited Partners during the first quarter of 2007 and thereafter dissolve Wells Fund VII.

Benefits to the General Partners of Approval by the Limited Partners of Both Proposals

If the Limited Partners of Wells Fund VII and the limited partners of Wells Fund VI and Wells Fund VIII approve both proposals and Fund VI-VII-VIII Associates sells the Outparcels to the Proposed Buyer as described herein, the General Partners may benefit if the Outparcels appreciate in value and the Proposed Buyer is able to sell the Outparcels for a profit. Specifically, the General Partners could benefit from the appreciation in value of the Outparcels over time. There are a number of factors that could positively affect the future value of the Outparcels, including:

•	The completion of the full diamond interchange at I-40/Harper Road could increase traffic flow in the area, resulting in increased demand for the Outparcels;

•	Lat Purser is planning to expand Tanglewood Commons which could increase the retail traffic in the area and, therefore, increase the demand for the Outparcels; and

•	General economic conditions could improve, resulting in an increase in the value of the Outparcels.

Required Approval of Limited Partners on Both Proposals

Pursuant to the terms of the Partnership Agreement, the Partnership Agreement may be amended with the affirmative vote or written consent of Limited Partners of record owning more than 50% of the then outstanding Units in Wells Fund VII, without regard to whether you hold Class A Units or Class B Units. There are currently 2,156,154 Class A Units and 261,719 Class B Units of Wells Fund VII outstanding and eligible to vote on the proposals for a total of 2,417,873 outstanding Units. Accordingly, the consent of holders of at least 1,208,937 of the 2,417,873 aggregate outstanding Units in Wells Fund VII of record, as of October 1, 2006, will be required to authorize and approve the amendments to the Partnership Agreement proposed in this Statement. The same approval requirements will apply to the proposal to sell the Outparcels to the Proposed Buyer. There are no applicable dissenters’ right of appraisal or other similar rights with respect to this consent solicitation.

Ownership of Certain Beneficial Owners and Management

No Limited Partner owns beneficially more than 5% of any class of the outstanding units of Wells Fund VII. No arrangements exist which would, upon execution thereof, result in a change in control of Wells Fund VII. Set forth below is the security ownership of our management as of October 1, 2006.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Limited Partnership Units	Leo F. Wells, III	69.322 Units	Less than 1%

Leo F. Wells, III, one of our General Partners, owns 69.322 Class A Units of Wells Fund VII through an Individual Retirement Account.

Information about the General Partners

The General Partners of Wells Fund VII are (i) Leo F. Wells, III, a United States citizen, and (ii) Wells Partners, L.P. (Wells Partners), a Georgia nonpublic limited partnership. Wells Capital, Inc. (Wells Capital), a Georgia corporation, serves as the corporate general partner of Wells Partners. Wells Capital is a wholly owned subsidiary of Wells Real Estate Funds, Inc. Leo F. Wells, III is the president and sole director of Wells Capital, and Douglas P. Williams, Randall D. Fretz, Stephen G. Franklin, Sr., Donald A. Miller, and Robert E. Bowers are the senior vice presidents of Wells Capital. Leo F. Wells, III and Wells Capital have sponsored 14 other public limited partnerships and three public real estate investment trusts that invest in real estate properties.

Leo F. Wells, III is also the president, sole director, and sole owner of Wells Real Estate Funds, Inc.; the president and a director of Wells Real Estate Investment Trust, Inc., Wells Real Estate Investment Trust II, Inc. and Wells Timber Real Estate Investment Trust, Inc.; and the sole director, president and treasurer of Wells Management Company, Inc., Wells Capital, Wells Development Corporation and Wells Asset Management, Inc. Mr. Wells is also a trustee of the Wells Family of Real Estate Funds, an open-end management company organized as an Ohio business trust, which includes as one of its series the Wells S&P REIT Index Fund. He is also the president, treasurer and a director of Wells & Associates, Inc., a real estate brokerage and investment company formed in 1976 and incorporated in 1978, for which Mr. Wells serves as the principal broker.

On August 26, 2003, Mr. Wells and Wells Investment Securities, Inc. (“Wells Investment Securities”) entered into a Letter of Acceptance, Waiver and Consent (“AWC”) with the NASD relating to alleged rule violations. The AWC set forth the NASD’s findings that Wells Investment Securities and Mr. Wells had violated conduct rules relating to the provision of non-cash compensation of more than $100 to associated persons of NASD member firms in connection with their attendance at the annual educational and due diligence conferences sponsored by Wells Investment Securities in 2001 and 2002. Without admitting or denying the allegations and findings against them, Wells Investment Securities and Mr. Wells consented in the AWC to various findings by the NASD which are summarized in the following paragraph:

In 2001 and 2002, Wells Investment Securities sponsored conferences attended by registered representatives who sold its real estate investment products. Wells Investment Securities also paid for certain expenses of guests of the registered representatives who attended the conferences. In 2001, Wells Investment Securities paid the costs of travel to the conference and meals for many of the guests, and paid the costs of playing golf for some of the registered representatives and their guests. Wells Investment Securities later invoiced registered representatives for the cost of golf and for travel expenses of guests, but was not fully reimbursed for such. In 2002, Wells Investment Securities paid for meals for the guests. Wells Investment Securities also conditioned most of the 2001 conference invitations on attainment by the registered representatives of a predetermined sales goal for Wells Investment Securities products. This conduct violated the prohibitions against payment and receipt of non-cash compensation in connection with the sales of these products contained in NASD’s Conduct Rules 2710, 2810, and 3060. In addition, Wells Investment Securities and Mr. Wells failed to adhere to all of the terms of their written undertaking made in March 2001 not to engage in the conduct described above, and thereby failing to observe high standards of commercial honor and just and equitable principles of trade in violation of NASD Conduct Rule 2110.

Wells Investment Securities consented to a censure, and Mr. Wells consented to suspension from acting in a principal capacity with an NASD member firm for one year. Wells Investment Securities and Mr. Wells also agreed to the imposition of a joint and several fine in the amount of $150,000. Mr. Wells’ one year suspension from acting in a principal capacity ended on October 6, 2004. Mr. Wells continues to engage in selling efforts and other non-principal activities on behalf of Wells Investment Securities.

Costs of Solicitation

Regardless of the outcome of this consent solicitation, Wells Fund VII will bear the costs of preparing and mailing this Statement, including legal expenses. Wells Fund VII also may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners. We anticipate that Wells Fund VII’s estimated costs of this solicitation for the items described above will be approximately $31,000.

Where You Can Find More Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (Exchange Act). We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Quarterly report on Form 10-Q for the quarter ended March 31, 2006; and

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies of our filings should be directed to Client Services Department at P.O. Box 2828, Norcross, Georgia 30091-2828, or call us at 1-800-557-4830.

Wells Real Estate Fund VII, L.P. Financial Statements

The audited financial statements set forth in Wells Fund VII’s Annual Report on Form 10-K for the year ended December 31, 2005 and the unaudited financial statements set forth in Wells Fund VII’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006 are incorporated herein by reference.

W ells Real Estate Fund VII, L.P. Pro Forma Financial Information

WELLS REAL ESTATE FUND VII, L.P.

(A Georgia Public Limited Partnership)

SUMMARY OF UNAUDITED

PRO FORMA FINANCIAL STATEMENTS

This unaudited pro forma information should be read in conjunction with the financial statements and notes of Wells Real Estate Fund VII, L.P. (the “Registrant”) included in its annual report filed on Form 10-K for the year ended December 31, 2005, and in its quarterly report filed on Form 10-Q for the six months ended June 30, 2006.

The following unaudited pro forma balance sheet as of June 30, 2006 has been prepared to give effect to the prospective sale of two land outparcels adjacent to a retail shopping center in Clemmons, North Carolina (the “Tanglewood Commons Land Outparcels”) by Fund VI, Fund VII and Fund VIII Associates (“Fund VI-VII-VIII Associates”), a joint venture among Wells Real Estate Fund VI, L.P., the Registrant and Wells Real Estate Fund VIII, L.P. as if the disposition and distribution of net sale proceeds to the joint venture partners had occurred on June 30, 2006. The Registrant holds an equity interest of approximately 33.4% in Fund VI-VII-VIII Associates, which owns 100% of the Tanglewood Commons Land Outparcels.

The following unaudited pro forma statement of operations for the year ended December 31, 2005 has been prepared to give effect to the sale of the Tanglewood Commons shopping center (April 21, 2005), the condemnation of a portion of a land outparcel adjacent to the Tanglewood Commons shopping center (October 12, 2005), the sale of the CH2M Hill building (December 7, 2005), and the sale of the BellSouth building (May 15, 2006) (collectively, the “Prior Dispositions”), and the prospective sale of the Tanglewood Commons Land Outparcels as if these transactions had occurred on January 1, 2005. This pro forma statement of operations does not include the Registrant’s portion of the non-recurring gains that would have been recognized on the Prior Dispositions or the prospective sale of the Tanglewood Commons Land Outparcels if these transactions had occurred on January 1, 2005.

The following unaudited pro forma statement of operations for the six months ended June 30, 2006 has been prepared to give effect to the sale of the BellSouth building and the prospective sale of the Tanglewood Commons Land Outparcels as if these transactions had occurred on January 1, 2005. This pro forma statement of operations does not include the Registrant’s portion of the non-recurring gains that would have been recognized on the sale of the BellSouth building or the prospective sale of the Tanglewood Commons Land Outparcels if these transactions had occurred on January 1, 2005.

These unaudited pro forma financial statements are prepared for informational purposes only. These unaudited pro forma statements of operations are not necessarily indicative of future results or of actual results that would have been achieved if the Prior Dispositions or the prospective sale of the Tanglewood Commons Land Outparcels had been consummated as of January 1, 2005.

WELLS REAL ESTATE FUND VII, L.P.

(A Georgia Public Limited Partnership)

PRO FORMA BALANCE SHEET

JUNE 30, 2006

(Unaudited)

	Historical(a)	Pro Forma Adjustments		Pro Forma Total
ASSETS:
Investment in joint ventures	$201,669	$(215,967	)(b)	$(14,298	)(e)
Cash and cash equivalents	5,241,408	242,949	(c)	5,484,357
Other assets	22,391	0		22,391

Total assets	$5,465,468	$26,982		$5,492,450

LIABILITIES AND PARTNERS’ CAPITAL:
Liabilities:
Accounts payable and accrued expenses	$13,333	$0		$13,333
Due to affiliates	4,476	0		4,476

Total liabilities	17,809	0		17,809

Partners’ capital:
Limited partners:
Class A – 2,156,298 units outstanding	3,223,883	24,062	(d)	3,247,945
Class B – 261,719 units outstanding	2,223,089	2,920	(d)	2,226,009
General partners	687	0		687

Total partners’ capital	5,447,659	26,982		5,474,641

Total liabilities and partners’ capital	$5,465,468	$26,982		$5,492,450

(a)	Historical financial information has been obtained from the Registrant’s quarterly report filed on Form 10-Q as of June 30, 2006.
(b)	Reflects the Registrant’s pro rata share of the allocated gain resulting from the prospective sale of the Tanglewood Commons Land Outparcels of $26,982, less the Registrant’s pro rata share of the assumed distribution of proceeds resulting from the prospective sale of the Tanglewood Commons Land Outparcels of $(242,949).
(c)	Reflects the Registrant’s proportionate share of the assumed distribution of net proceeds resulting from Fund VI-VII-VIII Associates as a result of the prospective sale of the Tanglewood Commons Land Outparcels.
(d)	Reflects the Registrant’s proportionate share of the pro forma gain allocated from the prospective sale of the Tanglewood Commons Land Outparcels. The allocation of gain between classes of limited partners is made in accordance with the terms of the Registrant’s partnership agreement.
(e)	Reflects the pro forma amount of accrued expenses, net of receivables, recorded by Fund VI-VII-VIII Associates.

See accompanying notes.

WELLS REAL ESTATE FUND VII, L.P.

(A Georgia Public Limited Partnership)

PRO FORMA STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(Unaudited)

	Historical(a)	Pro Forma Adjustments				Pro Forma Total
		Prior Dispositions		Tanglewood Commons Land Outparcels
EQUITY IN INCOME OF JOINT VENTURES:	$3,610,122	$(1,875,469	)(b)	$2,771	(e)	$23,557
		(1,507,103	)(c)
		(206,764	)(d)

EXPENSES:
Partnership administration	125,054	0		0 0		125,054
Legal and accounting	79,287	0		0		79,287

Total expenses	204,341	0		0		204,341

INTEREST AND OTHER INCOME	152,726	0		0		152,726

NET INCOME (LOSS)	$3,558,507	$(3,589,336)		$2,771		$(28,058)

NET INCOME (LOSS) ALLOCATED TO LIMITED PARTNERS:
CLASS A	$1,296,095	$(1,329,208)		$2,771		$(30,342)

CLASS B	$2,262,412	$(2,260,128)		$0		$2,284

NET INCOME (LOSS) PER WEIGHTED-AVERAGE LIMITED PARTNER UNIT:
CLASS A	$0.60	$(0.61)		$0.00		$(0.01)

CLASS B	$8.58	$(8.57)		$0.00		$0.01

WEIGHTED-AVERAGE LIMITED PARTNER UNITS OUTSTANDING:
CLASS A	2,154,273					2,154,273

CLASS B	263,744					263,744

(a)	Historical financial information has been obtained from the Registrant’s annual report on Form 10-K for the year ended December 31, 2005.
(b)	Reflects the reduction of equity in income of Fund VI-VII-VIII Associates earned by the Registrant related to the sale of the Tanglewood Commons shopping center (April 21, 2005) and condemnation of a portion of a land outparcel adjacent to the Tanglewood Commons shopping center (October 12, 2005).
(c)	Reflects the reduction of equity in income of Fund VII-VIII Associates earned by the Registrant related to the CH2M Hill building for the year ended December 31, 2005, which was sold on December 7, 2005.
(d)	Reflects the reduction of equity in income of Fund VI-VII-VIII Associates earned by the Registrant related to the BellSouth building for the year ended December 31, 2005, which was sold on May 15, 2006.
(e)	Reflects the reduction of equity in income of Fund VI-VII-VIII Associates earned by the Registrant related to the prospective sale of the Tanglewood Commons Land Outparcels. The pro forma adjustment results from gross revenues less operating expenses, management fees, administrative costs, depreciation and amortization of deferred leasing and procurement fees. This pro forma adjustment does not include the Registrant’s portion of the non-recurring gain that would have been recognized on the prospective sale of the Tanglewood Commons Land Outparcels if the transaction had occurred on January 1, 2005.

See accompanying notes.

WELLS REAL ESTATE FUND VII, L.P.

(A Georgia Public Limited Partnership)

PRO FORMA STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2006

(Unaudited)

	Historical(a)	Pro Forma Adjustments				Pro Forma Total
		BellSouth building		Tanglewood Commons Land Outparcels
EQUITY IN INCOME (LOSS) OF JOINT VENTURES:	$2,323,641	$(2,338,070	)(b)	$1,768	(c)	$(12,661)

EXPENSES:
Partnership administration	59,438	0		0 0		59,438
Legal and accounting	32,636	0		0		32,636

Total expenses	92,074	0		0		92,074

INTEREST AND OTHER INCOME	83,082	0		0		83,082

NET INCOME (LOSS)	$2,314,649	$(2,338,070)		$1,768		$(21,653)

NET INCOME (LOSS) ALLOCATED TO LIMITED PARTNERS:
CLASS A	$1,308,332	$(1,332,800)		$1,768		$(22,700)

CLASS B	$1,005,630	$(1,005,270)		$0		$360

GENERAL PARTNERS	$687	$0		$0		$687

NET INCOME (LOSS) PER WEIGHTED-AVERAGE LIMITED PARTNER UNIT:
CLASS A	$0.61	$(0.62)		$0.00		$(0.01)

CLASS B	$3.84	$(3.84)		$0.00		$0.00

WEIGHTED-AVERAGE LIMITED PARTNER UNITS OUTSTANDING:
CLASS A	2,156,298					2,156,298

CLASS B	261,719					261,719

(a)	Historical financial information has been obtained from the Registrant’s quarterly report on Form 10-Q for the six months ended June 30, 2006.
(b)	Reflects the reduction of equity in income of Fund VI-VII-VIII Associates earned by the Registrant related to the BellSouth building, which was sold on May 15, 2006.
(c)	Reflects the reduction of equity in income of Fund VI-VII-VIII Associates earned by the Registrant related to the prospective sale of the Tanglewood Commons Land Outparcels. The pro forma adjustment results from gross revenues less operating expenses, management fees, administrative costs, depreciation and amortization of deferred leasing and procurement fees. This pro forma adjustment does not include the Registrant’s portion of the non-recurring gain that would have been recognized on the prospective sale of the Tanglewood Commons Land Outparcels if the transaction had occurred on January 1, 2005.

See accompanying notes.

ANNEX A

Appraisal

1. SCOPE OF THE APPRAISAL

The scope of this appraisal involves an inspection of the subject property and surrounding area, research into the market for comparable sales and other data, analysis of this data and a reporting of the findings in a narrative format.

This appraisal involves two parcels including Outparcels 1 and 3 of the Tanglewood Commons Shopping Center which are not contiguous but on either sides of the shopping center. They are being appraised, as requested, as being sold together to one purchaser as one transaction. Accordingly, some slight bulk purchase discount is felt appropriate, as well as some time-value adjustments for the two year delay in interchange construction.

This appraisal is considered to be equivalent to a complete appraisal, summary report as per USPAP and is intended to meet all current reporting requirements including those of USPAP and the Appraisal Institute.

USPAP (Uniformed Standards of Professional Appraisal Practice) changed as of July 1, 2006 and I have recently attended a course relating thereto. A complete dissertation on these changes are not felt appropriate and would be superfluous but, basically, the scope of the appraisal has changed, technically, as per USPAP. The appropriate scope of work (type and extent of research analysis) continues to be based on what is required to adequately perform a creditable appraisal assignment. The scope of work appropriate for giving an assignment under the 2005 USPAP continues to be appropriate under the 2006 USPAP. Now the requirements to report the scope of the work is intended to take on

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Outparcels 1 and 3	Page 1

greater significance because intended users rely on this disclosure to understand the type and extended research analysis performed in the assignment rather than relying on a simple (and potentially misleading) label such as complete and limited appraisal or self-contained, summary, restricted report. The departure rule has also been discontinued in order to further resolve misunderstandings and improve USPAP clarity.

The function of the report is for internal uses by the client and to determine market value for sale purposes. All approaches to value were considered, but only the Sales Comparison Approach (Land Value by Comparison) is applicable to these vacant parcels.

2. DESCRIPTION OF THE PROPERTY

A. Land

Outparcel 1

The Tanglewood Commons Shopping Center is located at the northwest quadrant of the intersection of US Highway 158 (Clemmons Rd.) and Harper Rd. at the western edge of Clemmons and Forsyth County. This Outparcel 1 has frontage on Harper Rd. and is at the northeast corner of the shopping center with secondary frontage on Lasater Rd. and being basically a short block off of the interchange of Harper Rd. and I-40. This is just across US 158 from Tanglewood Park and just across the Yadkin River from Davie County and is at the western edge of the Village of Clemmons, NC. Locational characteristics will be discussed more fully subsequently.

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Outparcels 1 and 3	Page 2

This Outparcel 1 was previously appraised by me relating to a DOT acquisition (January, 2005) and until that time and still, based on the current survey, contained 42,210 sq. ft. prior to the DOT acquisition. A current survey of the property after the taking has not been furnished but the old survey has, and the NCDOT right-of-way plan sheet is also available to show what was acquired. Prior to the taking, the lot had 148.87’ of frontage on Harper Rd., 162.64’ of frontage on Lasater Rd., fronted the sight distance at the corner of these two roads for a distance of 77.65’, ran 178.5’ along its southern side, which abuts the Harper Rd. entranceway into the shopping center, and ran 113.69’ + 22.86’ + 59.69’ for a total of 196.24’ along its rear, or western side. Subsequent to that time, the NCDOT acquired a 20’ strip of additional right-of-way off of Harper Rd. involving 2,856.6 sq. ft. subtracted from the 42,210 sq. ft. in the lot prior to the acquisition, leaving a net area in the lot at this time of 39,353.4 sq. ft., rounded to 39,353 sq. ft. The depth will also be approximately 20’ shorter or will now be roughly 142.64’ on Lasater Rd. and approximately 158.5’ along its southern side, which abuts the Harper Rd. entranceway.

The parcel is level and on grade with all roads and is clear with the exception of grass and site improvements situated thereon. Site improvements include some shrubs and other plantings. All public utilities are, reportedly, available. No adverse soil nor subsoil conditions were noted nor reported, nor any evidences of contamination. The property is not believed to be within a designated flood hazard area. This parcel is further identified

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 3

as being Tax Lot 1, Block 4207X of the Forsyth County Registry. Reference to the survey and highway acquisition map in the addenda is suggested for a description of this Outparcel 1.

Outparcel 3

Outparcel 3 is located at the southwest corner of the property fronting on Clemmons Rd. (US 158) on the west side of the shopping center. This Outparcel 3 has approximately 356.34’ of frontage on Clemmons Rd. (US 158), runs 291.68’ along its western side, 271.3’ along its rear or northern side, 27.81’ along a sight distance at its northeast corner and runs 168.34’ along its eastern side, which abuts the current westernmost drive into the shopping center.

This tract has a fairly substantial area along and near its western side that is encumbered with a storm water pond or retention pond, as well as a strip of land between the pond and the property line that cannot be developed or used and could be classified as common area. It contains 21,780 sq. ft. According to the latest survey, this Outparcel 3 contains 74,404 sq. ft. less 21,780 sq. ft. in the common area leaving 52,624 sq. ft. In addition to the area encumbered by the retention pond and additional common area (not used) between it and the property line; there is also an approximately 25’ strip of land east of the easternmost wall of the pond that is planted in buffer, or screen, trees that is also somewhat common area. The owner of Outparcel 3 would want or need a screen so it is felt that 50%± of the value of that area would apply to Outparcel 3. If a survey reveals any fairly minor difference in area, the value can be adjusted based on the per square foot value shown herein.

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 4

This parcel is approximately 4’ below grade of the shopping center parking lot, gently sloping down to it, and roughly 3’ average below grade of US 158. However, it is basically level overall. It is clear with the exception of being grassed, with trees and shrubs planted along the front, side and around the retention pond area.

All public utilities are available to this parcel. It, reportedly, too, has no adverse soil nor subsoil conditions, nor any evidences of contamination, nor is it within a designated flood hazard area.

This property is identified as being Tax Lot 3, Block 4207X of the Forsyth County Registry. Also, reference to the survey and photographs in the addenda is suggested for visual aid relating to both parcels.

B. Improvements

The only improvements involve site improvements which involve several small, planted trees and shrubs and overall grassed areas that are not really felt to contribute any separate value from a marketing standpoint.

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 5

3. LOCATIONAL DATA

The subject property is located at the western edge of Forsyth County and on the western side of the incorporated Village of Clemmons within its city limits. The Forsyth County-Davie County line runs along the Yadkin River, which is roughly a quarter of a mile west of the subject with Bermuda Run, Bermuda Quay and the town of Hillsdale located just across the river. The subject’s location, at the corner of Harper Road and US158 is directly across 158 from Tanglewood Park, one of the largest and best developed public parks in the region. It is now owned by the County of Forsyth and not only does it have considerable walking trails, stables and equestrian areas, it also has two major golf courses, one being the Tanglewood championship course where the Senior US Open has been held as well as other major events. There, however, has reportedly been some resistance to marketing the property due to the new interchange construction delay.

Clemmons is somewhat of a bedroom community 10 miles west of the large city of Winston-Salem, the county seat, and is greatly affected therefrom. Details of the facts concerning the Village of Clemmons are shown at this time:

Village Facts

•	The Village of Clemmons was founded in 1802 and incorporated in 1986.

•	Clemmons is located in the Northwestern Piedmont section of North Carolina in Forsyth County.

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Outparcels 1 and 3	Page 6

•	Clemmons is ten miles southwest of Winston-Salem, a city of approximately 166,000.

•	Clemmons, population 16,045, is part of the “Piedmont Triad” and the Greensboro/Winston-Salem/High Point Standard Metropolitan Statistical Area.

•	The proximity of Clemmons to this major urban center and its location along Interstate 40 has contributed to the growth of the Village.

•	Clemmons encompasses 12 square miles.

•	The Village of Clemmons operates under the Council/Manager form of government. Policy and legislative authority rest with an elected Council which is composed of a Mayor and five Council members. The Mayor and one Council member are elected for a two-year term with the remainder of the Council elected to four-year terms.

•	The Village Council, among other responsibilities, passes ordinances, adopts an annual budget, appoints citizens to boards and committees, and hires a Village Manager. The Village Manager is responsible for implementation of the Council’s policies and ordinances, supervision of the Village employees, and overall maintenance of the day-to-day operations of the Village.

•	The tax rate for the Village of Clemmons is .9 cents per $100 of property tax value.

•	Services provided by the Village of Clemmons for its citizens include, but are not limited to: garbage collection (weekly); recycling collection (weekly); street maintenance; streetlights; police protection under a contract with the Forsyth County Sheriff’s Department; leaf/limb collection (fee based).

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Outparcels 1 and 3	Page 7

Since the whole region is greatly affected by the neighboring, major Winston-Salem market area, details relating thereto are shown at this time.

WINSTON-SALEM CITY DATA

The City of Winston-Salem, nicknamed “The Twin City” or “The Camel City”, is a city with a population in excess of 185,000 and a county-wide population of around 300,000±. Salem was founded in 1766 by the Moravians who were members of the United Brethren religious sect in Germany. They migrated first to Pennsylvania and then expanded south down the Great Wagon Road in the-mid 1770’s. Salem was one of the earliest planned communities in the colonies. Winston was formed in 1849 by settlers of Quaker, English and Scotch-Irish decent and was named the county seat. In 1913, Winston and Salem merged to become Winston-Salem.

Nestled in the Piedmont section of North Carolina (Piedmont Crescent) and situated between the Appalachian Mountains and the Coastal Plains of the state, Winston-Salem’s topography is generally rolling with elevations ranging between 800’ and 950’ above sea level. Winston-Salem is approximately midway between Washington D.C. and Atlanta, Georgia. Accessibility is excellent: half of the nation’s population is within two hours of Winston-Salem by plane or 48 hours by truck.

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Outparcels 1 and 3	Page 8

The county encompasses around 420 square miles, with the city around 106.4 square miles. The average annual temperature is 58 degrees; the average precipitation is 42 inches; and the annual snowfall is 8.8 inches, all of which are reasonable and comfortable to inhabitants.

The population has shown a steady increase, with employment income also showing steady increases. Winston-Salem’s economy, once ruled by tobacco, is now fully diversified and the city’s business leaders are keeping their eyes on the future. The future they envision features Winston-Salem as a major producer of the high technologies that will drive the global economy for the next century. With the success of the developing Piedmont Triad Research Park located in the southeast corner of downtown, it looks as if that high-tech future is not far away. Up to 300,000 square feet are currently available in the park for new buildings and another 300,000 square feet of existing buildings are being renovated. More than 3,000 people are expected to work in the park within the next few years, when development is complete.

Winston-Salem and Forsyth County boast more employees in service-related industries than in the manufacturing sector. Major employers in the area include Reynolds American, Sara Lee, Wake Forest University Baptist Medical Center and Novant Health. Financial leaders Wachovia Corp. and BB&T have been headquartered in Winston-Salem. Although Wachovia recently merged with First Union and moved its corporate headquarters to Charlotte, it has maintained a large presence in Winston-Salem. Other nationally recognized manufacturing firms and food/beverage service providers headquartered in the area are AMP Inc., Dudley Products Inc., in nearby Kernersville, Vulcan Materials, Blue Rhino Corporation, Krispy Kreme Doughnuts, Inc. and Lowe’s

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Foods. Financial Institutions represented in the area but not headquartered here are Bank of America, Central Carolina Bank, First Citizens Bank, Centura Bank, First Union National Bank, Lexington State Bank and Southern Community Bank and Trust. Financial savings and loan institutions are now limited but include Piedmont Federal, the largest in the state, and Industrial Federal Savings and Loan.

Independent Mortgage Bankers include Charter One Mortgage, Attainable Mortgage, Bradford Mortgage, Cates Mortgage, Alpha Mortgage, and G.L.L. Associates, as well as many others.

The Mayor, City Council and a City Manager govern the city. Municipal and community services include adequate public water and sewer, police and fire protection, recreational programs, and social services. Winston-Salem currently has the highest credit rating of any North Carolina city and its bonded indebtedness is extremely low. Property tax levels are some of the lowest in the state and nation.

Transportation is a strong point for the area, including good highways, air and rail service. Interstate 40 and US 52 provide excellent highway access both east, west, north and south. Norfolk Southern Corporation railroads serve the community. Winston-Salem is served by a downtown airport, a regional airport and two airline hub cities; Charlotte and Raleigh. Smith Reynolds Airport, previously the home of Piedmont Airlines, is located in Winston-Salem; and the regional Piedmont Triad International Airport is located approximately 15 miles east. International markets are also highly accessible from the Piedmont Triad. There is an office of the U.S. Customs Service in neighboring Greensboro, which means that the Triad can serve as a port of entry.

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Outparcels 1 and 3	Page 10

Forsyth County and Winston-Salem draw upon an ample supply of fresh water from the Yadkin River. The water system capacity is over 72 million gallons and around 42 million is the average daily usage. Duke Power Company serves Forsyth County and the Triad with electrical power. Piedmont Natural Gas serves the area’s natural gas needs and BellSouth provides telecommunications services.

The city/county public school system has one of the lowest pupil-teacher ratios in the South. Institutions of higher education include Wake Forest University, Salem College, Forsyth Technical College, North Carolina School of the Arts and Winston-Salem State University. Cultural and religious institutions play a tremendous part in the lives of local residents, and virtually all denominations are represented in the area.

Winston-Salem has the distinction of having the nation’s highest per capita rate of individual contributions to the arts. Winston-Salem boasts the nation’s first and oldest Arts Council and the first state-supported school for the arts, the highly respected, North Carolina School of the Arts. The North Carolina School of the Arts premiered its new Studio Village in 1998. The Village is a state-of-the-art motion picture complex, complete with its own Main Street, which NCSA students use for film production, postproduction and exhibition. Old Salem is one of the most authentic historic restorations in the United States and receives more than 400,000 visitors annually.

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Outparcels 1 and 3	Page 11

Sports fans have plenty to enjoy also. Options range from little league baseball and soccer to ACC and CIAA football and basketball and professional baseball. Professional (NBA) basketball and (NFL) football are also nearby in Charlotte, North Carolina. Forsyth County is home to 17 golf courses, 15 recreation centers and 87 public parks.

The health sector is the single largest industry in Forsyth County today, accounting for over 17,000 jobs, more than ten percent of the local work force. In fact, the largest private employer in the county is the Wake Forest University Baptist Medical Center. The area’s medical industry is also a major driving factor behind growth in local non-residential construction activity.

Wake Forest University Baptist Medical Center has been rated as one of the nation’s ten best cancer treatment centers. Winston-Salem is also home to Forsyth Regional Medical Center and Medical Park Hospitals. Forsyth Regional Medical Center is the second largest hospital in North Carolina.

In addition to these facilities, there are numerous private clinics and medical offices. The area boasts over 750 physicians and medical offices, practicing in dozens of areas of specialization. These facilities and personnel provide residents with some of the most comprehensive medical resources in the Southeastern U.S.

In recent years, Winston-Salem has been one of the higher ranked locations for business relocation and expansion. The strong point of the local economy is stability. The large

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operations of Reynolds American, BB&T, Sara Lee, Wachovia, Wake Forest University Baptist Medical Center, Novant Health (Forsyth Hospital) and other such facilities stabilize the community; and although many times restrict it from reaching the peak of many of our neighbors, it also reduces or eliminates the lower depressionary downturns of the economy also suffered by many of our neighboring communities. Population and economic trends over the last 20 years predict steady growth. Conservative political and economic policies have inhibited explosive growth, but on the other hand, have tended to shelter the local economy from extreme national economic slumps like during the recessionary periods of 1974, 1982, 1991, and early 1992.

Conclusively, Winston-Salem’s economy has traditionally been stable and although it has had some setbacks in the past few years, including the merger of Wachovia and First Union and the moving of their headquarters, recent expansion, along with the active recruiting campaigns going on by the Chamber of Commerce and other groups including Winston-Salem Business, Inc., appears to be contributing to an expanding local economy and the future outlook appears bright.

4. PURPOSE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of both of these Outparcels 1 and 3 as combined and sold to one purchaser as of the date of inspection of September 25, 2006.

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Outparcels 1 and 3	Page 13

5. HISTORY OF THE PROPERTY

The property is reportedly owned by Fund VI, Fund VII and Fund VIII Associates. They have not reportedly changed hands within the past five years or since the shopping center was developed.

6. DEFINITION OF MARKET VALUE

The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming price is not affected by undue stimulus. Implicit in this definition are the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

a.	buyer and seller are typically motivated;

b.	both parties are well informed or well advised, and each acting in what he considers his own best interest;

c.	a reasonable time is allowed for exposure in the open market;

d.	payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

e.	the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

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7. TAXES

The property is identified as being Tax Lots 1 and 3, Block 4207X of the Forsyth County Tax Supervisor’s Office. They are appraised for tax purposes as follows:

Outparcel 1
Land	$322,100
Improvements	$0

Total		$322,100	($8.23/sq. ft.)

Outparcel 3
Land	$542,300
Improvements	$0

Total		$542,300	($7.29/sq. ft.)

Total tax value for both lots		$864,400	($7.61/sq. ft.)

The Forsyth County tax rate is currently $.666/$100, the Village of Clemmons is $.0985/$100 and the fire district rate is $.05/$100 for a total of $.8145/$100. Based on that rate, the annual taxes for Lot 1 would amount to $7,041.

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8. ZONING

According to available information, the subject property is zoned HB, which is a Highway Business classification described as follows:

HB Highway Business District

(1)	Purpose. The HB District is primarily intended to accommodate retail service and distributive uses. The district is established to provide locations for establishments which require high visibility and good road access, or which cater primarily to passing motorists. However, the district is not intended to encourage or accommodate strip commercial development. Developments in this district generally have substantial front setbacks. This district is intended for application in Growth Management Areas 2, 3, 4A and 4B.

(2)	General Dimensional Requirements – HB.

Zoning District	Minimum Zoning Lot		Minimum Contiguous Site Area (ac)	Minimum Setbacks				Maximum Impervious Surface Cover (%)	Maximum Height (ft)
				Front (ft)	Rear (ft)	Side
	Area (sf)	Width (ft)				Interior Side (ft)	Street (ft)
HB	20,000	100	—	40	20	0.5/12¹	20	85	60

1.	Side yards are not required, however any side yard provided adjacent to an interior lot line shall be not less than twelve (12) feet in width. A space less than six (6) inches in width between an interior lot line and a building wall shall not be regarded as a side yard.

9. HIGHEST AND BEST USE

The highest and best use is that reasonable and probable use that supports the highest present value of the vacant land and/or the improvements as of the effective date of the appraisal. This usage must be physically possible, reasonably supported, and financially feasible. It also should be the most probable and profitable use.

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 16

The subject property involves two outparcels (1 and 3) of the Tanglewood Commons Shopping Center involving a Harris Teeter anchor with roughly half a dozen smaller shops and specialty facilities. It is a good location and has, apparently, been successful but only one of the four outparcels have been sold, that is, the one at the corner of Harper Rd. and Clemmons Rd. which sold to Truliant Credit Union.

Both of the subject lots would have a highest and best use for commercial development, for which they are zoned, and are intended. These uses would include most intense, commercial uses with several exceptions which are shown on the attached “Declaration of Easement, Covenants, Conditions and Restrictions”. It would have definite restrictions with respect to financial institutions, probably due to the restrictions required by the adjacent Truliant Credit Union property, as well as other restrictions related to the Harris Teeter and other users at this time. Nevertheless, the location is strong, being near Clemmons and across from Tanglewood Park and within roughly a block of Business Interstate 40. Incidentally, the interchange of Harper Rd. and I-40 is being reworked and will be changed from a half interchange to a full interchange in the reasonably foreseeable future. However, property values could be affected somewhat until that interchange is fully open.

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 17

The commercial market has been somewhat soft since the last recession and sales have been slow, but the market is on the upswing and the economy has improved and these outparcels should do likewise. Thus, it is felt that the highest and best use would be for strong, commercial usage, similar to the adjoining Truliant acquisition. This general commercial type usage is consistent with the zoning requirements and compatible with other development in the area.

10. VALUATION OF THE PROPERTY

Since the property consists of vacant land, the only applicable approach is felt to be the Land Value by Comparison, which is one and the same as the Sales Comparison Approach as it applies to vacant tracts. Again, the site improvements are considered to offer amenities and aid in marketing the properties but it is not felt that they would contribute any separate value, as such, but would be reflected in the overall market value of the tracts. Again, the site improvements are considered part of the vacant tracts and part of the shopping center proper and are needed for amenities for the overall center in order to place the site in a competing position with other sites in the area. However, it is felt that the outparcel will sell on a “per square foot” basis, as vacant, with the site improvements included therein but not actually offering any separate value.

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 18

11. SALES COMPARISON APPROACH (Land Value by Comparison)

A thorough study of this market area has been made and basically all commercial and outparcel type lot sales have been uncovered, investigated, confirmed and analyzed. Roughly ten sales were found that are comparable with four of the most pertinent shown on data sheets at this time and then subsequently compared with the subject property on grid form. Two separate grids will be shown; one covering Outparcel 1 and the other, Outparcel 3 with some differences existing due to the fact that Outparcel 1 is felt to have a slightly superior location closer to the interstate, is smaller in size, and also having slightly superior topography. Other than that, they are basically similar.

After both grids and indicated values of each parcel are shown, the values will be combined and discounted slightly for a bulk purchase since it has been requested that both parcels be appraised as one to be marketed together and, therefore, some slight bulk price discount is felt appropriate.

Prior to showing these comparable sales data sheets and the adjustment grids, some explanation of adjustments is needed and discussed as follows:

In analyzing these sales, some time adjustment is needed to bring the sales up to current date. After analyzing a wealth of data, it is felt that roughly a 4-5% per annum increase is appropriate. The market has not really reflected that in all cases over the past several years due to market conditions, etc. but it is felt that this amount would generally be

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 19

applicable with respect to this relatively strong area based on analysis of data in the market. Considerable data has been analyzed but one pairing will be shown at this time to offer some solid support for such a time increase. This pairing involves two properties on Lewisville-Clemmons Rd. just south of US 421 in this same general area and very competing, and next door to each other. The first one involves a Revco Drug Company purchase of 3.16 acres on April 18, 2001 at $7.77/sq. ft. It is paired with the lot next door that sold to Wendy’s on September 23, 2002 or a year and a half later at $9.17/sq. ft. Since the Revco sale was considerably larger, it is felt that roughly a 10% upward adjustment would be needed to that sale for size bringing the $7.77 up to $8.55/sq. ft. When comparing that with the $9.17/sq. ft. for the later Wendy’s sale, amounts to a 4.5% per annum increase for passage of time. This example is believed to be representative of many others in the market, and is also felt to be in line with the market and slightly above inflation rates and CPI increases over this time frame.

Other Adjustments

Other adjustments are needed for location, topography, size and frontage. With respect to location, all four sales are considered somewhat superior requiring downward adjustments with heavier downward adjustments needed for Outparcel 3 since its location is somewhat further from the interchange.

With respect to topography, as it relates to Outparcel 1, all of the sales are considered similar except Sale 3, which has inferior topography and requires an upward adjustment.

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 20

The topography adjustment applicable to Outparcel 3 involves downward adjustments for Sales 1, 2 and 4 with a slight upward adjustment for Sale 3 since it is inferior to the subject.

In regards to size, this adjustment is based primarily on the concept that smaller parcels sell for higher per unit values, other things being equal and based on market analysis. In this regard, Outparcel 1 requires no size adjustments except Sale 4 needing a slight upward adjustment; and, Outparcel 3 is also felt to deserve an upward adjustment for Sale 4, with the other sales being similar.

With respect to shape, Sale 3 is pie shaped and it did affect its price, based on the broker involved, and, therefore, an upward adjustment applies to both sales in that regard. Outparcel 3 requires a lessor shape adjustment since it has some problems with the retention pond. Lastly, a slight upward adjustment is applied to both Outparcel 1 and 3, as they relate to Sale 3 due to access and frontage since, again, it was pie shaped with smaller than typical frontage.

The properties are considered to be comparable in all other respects including zoning, utilities and other factors.

Since all of the sales involve fee simple conveyances, with all property rights conveyed, since all are basically cash sales to grantors with no unusual financing existing; and since none had any extenuating or unusual conditions of sale, no adjustments are needed for those items.

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 21

Land sales data sheets and comparisons grid are shown at this time, which offers a description of each sale, along with adjustments, in percentage amounts, for all value influencing differences and based on the above analysis:

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 22

Comparable No: 1

Date: 10/4/02        Deed Book: 2286        Page: 1749        Stamps: $1,118        County: Forsyth

Grantor: Fund VI, Fund VII & Fund VIII Associates        Grantee: Truliant Federal Credit Union

Location: 4100 Harper Rd., Clemmons, NC (NWC of US 158 & Harper Rd.)

Sales Price: $558,570        Confirmed by (Name): Broker, Meridian Realty

Financing: Cash to Seller

Condition of Sale and Reason Bought/Sold:	Arms length – purchased for development of a branch credit union building which is owner-occupied

Present Use: Branch Credit Union        Zoning: HB

Highest and Best Use: Commercial – Outparcel

Size: 1.288 AC 56,105 SF        Shape: Rectangular        Topography: Level

Existing R/W Area: None        Area Cleared/Wooded: Cleared

Soil Type: Typical of area        Drainage: Adequate        Available Utilities: All public

Access:	Adequate via Harper Rd or US 158 through shopping center parking lot	Frontage:	218’ – Harper Road 153.75’ – US 158

Improvements: None at time of sale, now improved with credit union building

Lessor: NA        Lessee: NA

Rentable Area: NA        Rent: NA        V & C:                          Expenses:                          Term:

Unit Price: $9.96/sq. ft.        Tax ID: Part of 4207-216B (Outparcel 2, PB 45, Page 36)

Other Pertinent Information: This is an outparcel in the Tanglewood Commons Shopping Center, located at the northwest corner of the intersection of US 158 and Harper Rd. in Clemmons. The lot is improved with a Truliant Federal Credit Union building. Exposure/visibility is good. Ingress-egress is adequate with access available through The shopping center. The center has two full service access points on Lewisville-Clemmons Rd. & two on Harper Rd.

Insert Photo Here

Taken by:	Michael D. Avent, Sr.	Date Inspected: 1/3/05

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 23

Comparable No: 2

Date: 3/15/04        Deed Book: 2452        Page: 3493        Stamps: $1,280        County: Forsyth

Grantor: CVW, LLC        Grantee: Southern Community Bank & Trust

Location: SW corner of Lewisville-Clemmons Rd & Towncenter Dr about one block north of I-40, Clemmons, NC

Sales Price: $640,000        Confirmed by (Name): Cindy Shelton – with grantee

Financing: Cash to Seller

Condition of Sale and Reason Bought/Sold:	Arms length – purchased for development of a branch bank.

Present Use: Branch Bank                                                  Zoning: PB-S – Pedestrian Business Special Use

Highest and Best Use: Commercial – Retail Development

Size: 1.110 AC 48,350 SF        Shape: Basically rectangular        Topography: Grade level at street grade

Existing R/W        Area: None        Area Cleared/Wooded: All cleared

Soil Type: Typical        Drainage: Adequate        Available Utilities: All public

Access:	Adequate via Towncenter Dr.	Frontage:	156’ – Lewisville-Clemmons Rd. 299’ on Towncenter Dr.

Improvements: None at the time of sale

Lessor: NA        Lessee: NA

Rentable Area: NA        Rent: NA        V & C:                          Expenses:                          Term:

Unit Price: $13.24/sq. ft.        Tax ID: Map 588834, Part of Block 4236, Lot 115

Other Pertinent Information: This site is at the front of the Clemmons Village West project; a newly developing mixed-use commercial/retail/office project located on the west side of Lewisville-Clemmons Rd. about one block north of I-40. The site does not have a direct driveway connection to Lewisville-Clemmons Rd., instead the access is via Towncenter Dr, which is the main road leading into the project. The site has good visibility along Lewisville- Clemmons Rd.

Insert photo here

Taken by:	Michael D. Avent, Sr.	Date Inspected: 1/3/05

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 24

Comparable No: 3

Date: 1/2/04        Deed Book: 2435        Page: 2726        Stamps: $850        County: Forsyth

Grantor: River Ridge Investors, LLC        Grantee: Wash World, Inc.

Location: 1455 River Ridge Dr (west side of Lewisville-Clemmons Rd immediately S of US421) Clemmons, NC

Sales Price: $425,000        Confirmed by (Name): Stan Forester, Broker, Paragron Properties

Financing: Cash to Seller

Condition of Sale and Reason Bought/Sold: Arms length-purchased for development of carwash-quick lube facility

Present Use: Vacant site at purchase        Zoning: HB-S Highway Business Special Use

Highest and Best Use: Commercial – Retail

Size: 1.353 AC 58,947 SF        Shape: Irregular - See sketch        Topography: Graded nearly level–see comments

Existing R/W Area: None        Area Cleared/Wooded: All cleared

Soil Type: Typical of area        Drainage: Adequate        Available Utilities: All public

Access:	Adequate via private access drives and easements in shopping center	Frontage:	258’ on Lewisville-Clemmons Rd.

Improvements: None

Lessor: NA        Lessee: NA

Rentable Area: NA        Rent: NA        V & C:                          Expenses:                          Term:

Unit Price: $7.21/sq. ft.        Tax ID: Map 588846, Block 4433E, Lot 008A

Other Pertinent Information: This is an outparcel in front of River Ridge Station, a Food Lion anchored shopping center located in the SW quadrant of US421 & Lewisville-Clemmons Rd. The site is identified as Lot 8A , Plat Book 45, Page 186 of the Forsyth County Registry. The site is located immediately north of a new gas-convenience store being built by Quality Oil Co. The site does not have a direct driveway connection to Lewisville-Clemmons Rd. Instead the ingress-egress is via private internal drives and easements within the shopping center. The site is graded nearly level but its overall elevation averages nearly 10’ below the grade of Lewisville-Clemmons Rd. Also, its irregular shape reportedly had a negative impact on the site’s usable area and sales price per square foot.

Insert Photo Here

Taken by:	Michael D. Avent, Sr.	Date Inspected: 1/4/05

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 25

Comparable 4

Date: 10/18/04        Deed Book: 2513        Page: 975        Stamps: $1,910        County: Forsyth

Grantor: Sessions Investments, Inc.        Grantee: Ruby Tuesday, Inc.

Location: 6412 Sessions Court, Clemmons, NC

Sales Price: $955,000        Confirmed by (Name): Steve Ruff with grantee

Financing: Cash to seller

Condition of Sale and Reason Bought/Sold: Arm’s length transaction - Purchased to develop restaurant

Present Use: Restaurant        Zoning: HB, Highway Business

Highest and Best Use: Commercial

Size: 90,169 sf (2.070 ac)        Shape: L-shaped        Topography: Level

Existing R/W Area: N/A        Area Cleared/Wooded: 100% cleared

Soil Type: Typical        Drainage: Adequate        Available Utilities: All public

Access: Sessions Ct.        Frontage: 155’ – Sessions Court

Improvements: Vacant at time of sale

Lessor: N/A        Lessee:

Rentable Area: N/A        Rent: N/A        V & C:                         Expenses:                          Term:

Unit Price: $10.59/sq. ft. $461,335/acre        Tax ID: 5893-03-4810

Other Pertinent Information: This site is visible from I-40 at the off ramp to Lewisville-Clemmons Rd. and Accessible via Sessions Ct. A Ruby Tuesday restaurant has been built on this site.

Insert Photo Here

Taken by:	Michael D. Avent, Sr.	Date Inspected: 5/23/06

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 26

SALES COMPARISON GRID - OUTPARCEL 1

Sale No: Location	Subject	1		2	3	4
	Harper Rd Outparcel Tanglewood Commons - Subject	4100 Harper Rd. Abuts Subject		S.W. Corner Lewisville- Clemmons Rd. and Towncenter	1455 River Ridge Dr.	6412 Sessions Ct., Clemmons
Date	9/06		1/4/02	3/15/04	1/2/04	10/18/04
(Acres - .91)	39,553		56,105	48,350	58,947	90,169
Topography	Level		Level	Level	Level - Below Grade	Level
Sales Price	N/A		$558,570	$640,000	$425,000	$955,000
Unit Price	N/A		$9.96	$13.24	$7.21	$10.59
Real Property Rights Conveyed	Fee		Fee Simple	Fee Simple	Fee Simple	Fee Simple
Adjustment			0%	0%	0%	0%
Adjusted Price			9.96	13.24	7.21	10.59
Financing Adj.			0%	0%	0%	0%
Adjusted Price			9.96	13.24	7.21	10.59
Conditions of Sale Adjustment			0%	0%	0%	0%
Adjusted Price			9.96	13.24	7.21	10.59
Market Conditions Adjustment			19%	10%	10%	9%
Adjusted Price			$11.85	$14.56	$7.93	$11.54
Location			-10%	-20%	0%	-15%
Topography			0%	0%	10%	0%
Size			0%	0%	0%	5%
Shape			0%	0%	10%	0%
Acc/Frntg			0%	0%	5%	0%
Utilities			0%	0%	0%	0%
Miscellaneous			0%	0%	0%	0%
NET PHYS. ADJ.			-10%	-20%	25%	-10%
Final Adjusted Sales Price			$10.67	$11.65	$9.91	$10.39
Total Adj. As % of Sales Price			7.1%	-12.0%	37.4%	-1.9%
Per Unit Summary	LOW MEAN	$ $	9.91 10.65	HIGH	$11.65

*	All figures are computer rounded

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 27

SALES COMPARISON GRID - OUTPARCEL 3

Sale No: Location	Subject	1		2	3	4
	Harper Rd Outparcel Tanglewood Commons - Subject	4100 Harper Rd. Same Shopping Center		S.W. Corner Lewisville- Clemmons Rd. and Towncenter	1455 River Ridge Dr.	6412 Sessions Ct., Clemmons
Date	9/06		1/4/02	3/15/04	1/2/04	10/18/04
(Acres - 1.208)	52,624		56,105	48,350	58,947	90,169
Topography	Level - Below Grade		Level	Level	Level - Below Grade	Level
Sales Price	N/A		$558,570	$640,000	$425,000	$955,000
Unit Price	N/A		$9.96	$13.24	$7.21	$10.59
Real Property Rights Conveyed	Fee		Fee Simple	Fee Simple	Fee Simple	Fee Simple
Adjustment			0%	0%	0%	0%
Adjusted Price			9.96	13.24	7.21	10.59
Financing Adj.			0%	0%	0%	0%
Adjusted Price			9.96	13.24	7.21	10.59
Conditions of Sale Adjustment			0%	0%	0%	0%
Adjusted Price			9.96	13.24	7.21	10.59
Market Conditions Adjustment			19%	10%	10%	9%
Adjusted Price			$11.85	$14.56	$7.93	$11.54
Location			-15%	-25%	-5%	-25%
Topography			-5%	-5%	5%	-5%
Size			0%	0%	0%	5%
Shape			0%	0%	5%	0%
Acc/Frntg			0%	0%	5%	0%
Utilities			0%	0%	0%	0%
Miscellaneous			0%	0%	0%	0%
NET PHYS. ADJ.			-20%	-30%	10%	-25%
Final Adjusted Sales Price			$9.48	$10.19	$8.72	$8.66
Total Adj. As % of Sales Price			-4.8%	-23.0%	20.9%	-18.2%
Per Unit Summary	LOW MEAN	$ $	8.66 9.26	HIGH	$10.19

*	All figures are computer rounded

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 28

Conclusion – Sales Comparison Approach (Land Value by Comparison)

Conclusively, it is felt that after analyzing this data, Outparcel 1 has an indicated gross value of $10.50/sq. ft. and Outparcel 3 has an indicated value of $9.25/sq. ft., basically around which all four sales indications cluster.

Accordingly,

Outparcel 1

39,353 sq. ft. @ $10.50/sq. ft.		$413,207
Rounded to			$413,200

Outparcel 3
Total gross area	74,404 sq. ft.
Less area in pond and common area	21,780 sq. ft.
Less 50% of 25’ tree buffer east of retention pond wall (25’ x 205’ x 50%±)	2,563 sq. ft.±

Net area	50,061 sq. ft.
Thus, 50,061 sq. ft. @ $9.25/sq. ft.		$463,064
Rounded to			$463,050

Total gross value (Total Square Footage 89,414)			$876,250	($9.80/sq. ft.)

Less size, plottage adjustment for bulk purchase (15%) including some time-value adjustment for the 2 year± interchange construction delay			x 85%

Net indicated value of total of Outparcels 1 and 3			$744,813
Rounded to			$744,800	($8.33/sq. ft.)

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 29

It is interesting to note that the contract price to purchase the property by Lat Purser in July, 2006, was based on $8.76/sq. ft., which is also supportive, and it was withdrawn, but information on it is shown in the addenda.

Accordingly,	final estimate of value – both sites combined $744,800

12. LIMITING CONDITIONS

The property is appraised in fee simple interest considered free and clear of all liens and encumbrances. All sketches and maps shown in the addenda are furnished for visual aid purposes and are not intended as surveys. All information furnished by others is considered to be reliable and correct and has been verified as thoroughly as possible, but no responsibility is assumed for its accuracy or for any conclusions based thereon. A complete listing of Limiting Conditions is shown in the addenda. If surveys reveal any minor differences in square footage, the appraised value can be adjusted based on the “per square foot” values shown herein, but must be adjusted and discounted appropriately, and can be redone by the appraiser if needed.

13. ADDENDA

A.	Copy of site plan showing overall shopping center and outparcels

B.	Copy of survey site plan – Outparcel 1

C.	Copy of DOT acquisition map

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 30

D.	Copy of survey site plan – Outparcel 3 showing retention pond area

E.	Copy of survey site plan – Outparcel 3 showing retention pond and common area

F.	Photographs of Outparcel 1

G.	Photographs of Outparcel 3

H.	Copy of portion of purchase and sales agreement for both properties by Lat Purser

I.	Copy of restrictions

J.	Locational map

K.	Land sales data sheets – shown in body of the report

L.	Qualifications of appraiser

M.	Certification and Limiting Conditions

Tanglewood Commons Shopping Center		Michael D. Avent & Associates, Inc.
Outparcels 1 and 3	Page 31

PROXY CARD

WELLS REAL ESTATE FUND VII, L.P.

CONSENT TO AMENDMENTS TO PARTNERSHIP AGREEMENT

OF WELLS REAL ESTATE FUND VII, L.P. AND SALE OF OUTPARCELS

TO AN AFFILIATE OF THE GENERAL PARTNERS

PLEASE COMPLETE AND RETURN BY DECEMBER     , 2006

The undersigned Limited Partner of Wells Real Estate Fund VII, L.P., having received the Consent Solicitation Statement dated November     , 2006 (Statement) requesting consent to (1) the proposed amendments to Sections 13.2 and 13.4 (Amendments) of the Agreement of Limited Partnership of Wells Real Estate Fund VII, L.P. dated April 5, 1994, as amended (Partnership Agreement), as described in the Statement, and (2) the sale of the Outparcels owned by Fund VI-VII-VIII Associates (Sale) to Wells Management Company, Inc., an affiliate of the General Partners of Wells Real Estate Fund VII, L.P., or some other affiliate of the General Partners, as described in the Statement, does hereby vote all Units held of record by the undersigned Limited Partner in Wells Real Estate Funds VII, L.P. as follows:

This proxy when properly executed will be voted in the manner directed herein by the undersigned limited partner. If an executed proxy is returned but no direction is made, this proxy will be voted “FOR” each Proposal. This Consent shall expire on December     , 2006, unless (1) Consents representing a sufficient vote of the Units to adopt the Amendments and approve the Sale have been received prior to that date, or (2) the General Partners extend the period for obtaining Consents. In no event will the solicitation period expire prior to December     , 2006. This Consent must be signed and dated.

(Continued on Reverse Side)

(Continued From Other Side)

THE GENERAL PARTNERS RECOMMEND THAT YOU VOTE

“FOR” THE PROPOSED AMENDMENTS TO THE PARTNERSHIP AGREEMENT

AS DESCRIBED IN THE STATEMENT

Proposal to approve the Amendments to Sections 13.2 and 13.4 of the Partnership Agreement of Wells Real Estate Fund VII, L.P. as described in the Statement.

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

THE GENERAL PARTNERS RECOMMEND THAT YOU VOTE

“FOR” THE PROPOSED SALE OF THE OUTPARCELS TO AN AFFILIATE OF THE

GENERAL PARTNERS AS DESCRIBED IN THE STATEMENT

Proposal to approve the Sale of the Outparcels to an affiliate of the General Partners as described in the Statement.

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

Date:
Signature

Date:
Signature

[Insert ID Label]

Please sign exactly as name appears on this proxy. When units are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.